AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC” OR THE “COMMISSION”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED FRIDAY, SEPTEMBER 27, 2024

RAD Technologies, Inc.

1501 Lincoln Blvd, Venice, CA 90291

510-698-2462

https://www.radintel.ai/

Up to

21,818,181 shares of Class B Common Stock(1)

Including up to 3,636,363 Bonus Shares(2)

We are offering, on a “best efforts” basis a maximum 21,818,181 shares of Class B Common Stock, composed of 18,181,818 shares to be offered by us at $0.55 per share issuable in exchange for cash consideration, and a maximum of 3,636,363 shares to be issued as “Bonus Shares” for no additional cash considerations to us on a “best efforts” basis to eligible investors in this offering.

The minimum investment in this offering is $999.90, or 1818 shares of Class B Common Stock, plus the Investor Fee of 2%, which equals $1,019.90.

	Price Per Share to the Public	Underwriting Discounts and Commissions, per share(2)	Proceeds to Company Before Expenses***
Per Share of Class B Common Stock(4)	$0.5500	$0.0358	$0.5143
Investor Fee Per Share(3)	$0.0110	$0.0007	$0.0103
Per Share Plus Investor Fee	$0.5610	$0.0356	$0.5245
Total Maximum	$10,199,999.90	$1,022,999.99	$9,176,999.90

(1)	The Company is offering up to 18,181,818 shares of Class B Common Stock directly to investors (the “Cash Shares”) for up to a maximum of $10,199,999.90, plus up to 3,636,363 additional shares of Class B Common Stock eligible to be issued as Bonus Shares to eligible investors at no additional charge based certain criteria. See “Plan of Distribution and Selling Securityholders” for further details

(2)	The Company has engaged DealMaker Securities, LLC, member FINRA/SIPC (the “Broker” or “Dealmaker Securities”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. The Broker and its affiliates will receive compensation of $5,000 a monthly in advances of accountable expenses not to exceed $15,000, and a monthly fee of $5,000 up to a maximum of $45,000 after the Offering commencement. There is also a supplemental marketing fee of $300,000 to be used on a case-by-case basis. Once the Commission has qualified the Offering Statement and this offering commences, the Broker will receive an additional cash commission equal to six and one half percent (6.5%) of the amount raised in the offering. Neither the Broker nor its affiliates are charging compensation on bonus shares that are issued. See “Plan of Distribution and Selling Security Holders” for more details. In the case of a fully subscribed offering, the maximum amount the Company would pay DealMaker Securities is $1,022,999.99. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

(3)	Investors will be responsible for a transaction fee equal to two percent (2.0%) of the purchase price for shares of Class B Common Stock paid at the time of investment (the “Investor Fee”). Broker will receive commissions on the Investor Fee. If fully subscribed, this would represent a maximum commission of $13,000. See Plan of Distribution and for additional discussion of this Investor Fee. We note that the Investor Fee will only be based on the purchase price for shares in this Offering, and therefore will not be affected by any Bonus Shares investors receive in this Offering.

(4)	Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution and Selling Securityholders”

Sales of these securities will commence on approximately __________________, 2024, within two days of the qualification of this offering.

The Company is selling shares of Class B Common Stock.

The Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the Company at its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission, the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the Offering Statement of which this Offering Circular forms a part may be used for up to three years and 180 days under certain conditions.

This Offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering, and all funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and reviewed by DealMaker Securities. Once investor subscriptions are accepted by the Company and reviewed by DealMaker Securities, funds will be deposited into an account controlled by the Company.

The Class B Common Stock of the Company are non-voting securities. Further, a Stockholders’ Agreement is in place between certain controlling stockholders which establishes the persons serving on the Company’s Board of Directors. As such, investors in this Offering will not have any voting control to determine the Board of Directors of the Company. See “Stockholders’ Agreement” for more information.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(c) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 8.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

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SUMMARY OF THE OFFERING CIRCULAR

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation,” “Company”, “RAD Intel”, “RAD”, “we”, “our” and “us” refer to RAD Technologies, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

RAD Technologies Company Overview

RAD, which stands for Remove All Doubt, revolutionizes decision-making around creative direction and content creation. Historically and prior to RAD, industry-standard digital marketing had been plagued by bias. The results have been inflated fee structures and guesswork that has permeated and infiltrated campaign decisions for marketing agencies.

RAD helps solve the problem of bias with advanced AI that analyzes extensive historical content patterns across brand, social channels and influencer profiles. This AI-based analysis addresses the problem of bias and helps deliver a measurable ROI for the brand that is easily understood.

By diving into historical content metrics on various platforms, we identify relevant topics and interests that each clients target customers truly care most about. This information is then transformed into brand-specific personas and content direction that ultimately guides campaign direction.

Our model teaches brands how to use AI in simple, efficient and user-friendly ways that ultimately drive enterprise adoption and outsized impact. We bring brands closer to their content performance and show them how unbiased content creation delivers an ROI that can be easily understood and readily apparent. at the profit & loss level. Our innovations lead to campaign performance that far surpasses industry standards and a campaign ROI that can be validated by relevant stakeholders.

Our approach has been productized for influencer marketing as an entry point to secure meaningful, brand direct activations. As we continue to scale, we see use cases that can service enterprise brands and agencies across a wide variety of sectors including: public policy, healthcare, B2B, CPG, hospitality, entertainment, food, gaming, fashion, beauty and more.

RAD’s product can be used to inform any set of communication both online and offline. Today, the technology is being used for social communications, influencer marketing, and paid advertising. We bring brands closer to their content performance data, fostering transparency, trust, and long-lasting client relationships.

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Our Product

RAD has 600+ unique API based connections that connect data partners to our AI technology. The result of these connections, powered by our AI, reduces the guesswork when selecting content, influencers and messaging that resonates most deeply with a company’s target audience. Such efficiencies result in cost savings, time savings and therefore higher ROI per client marketing campaign. The software makes economic sense and therefore can be licensed and scaled.

Currently our operations team runs the analysis for the client, but via continued product development with existing enterprise partnerships, we are enhancing self-serve functionalities that will empower the client to manipulate the model to ultimately achieve their desired outcome.

This product will be licensed and distributed as a SaaS business model.

Offering Terms

Securities Offered	Maximum of 18,181,818 of Class B Common Stock, plus up to 3,636,363 additional shares of Class B Common Stock eligible to be issued as Bonus Shares.

Minimum Investment	The minimum investment in this offering is $999.90 or 1,818 shares of Class B Common Stock, plus the Investor Fee of 2%, which equals $1,019.90.

Securities outstanding before the Offering (as of September 1, 2024):

Class B Common Stock	17,051,260 shares

Class A Common Stock	98,415,337 shares

Securities outstanding after the Offering:

Class B Common Stock	38,869,441 shares

Class A Common Stock	98,415,337 shares

Use of Proceeds	The proceeds of this offering will be used for payroll, product development, marketing, general overhead and strategic acquisitions.

Summary of Risks

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We have limited operating, and financial history.

●	There is a possibility that we may not be able to continue as a “going concern.”

●	Our technology is not yet fully developed.

●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

●	We rely on a small management team to execute our business plan and may be required to raise additional capital in order to continue to develop our technology and continue to scale our platform.

●	We still have to prove the feasibility of attracting influencers to authenticate through our platform.

●	A key component of our growth strategy involves the adoption and utilization of artificial intelligence (AI), which introduces certain risks.

●	The AI industry has increasing competition.

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●	A significant slowdown in the growth of AI and AI-related markets could affect our business and earnings. Even if the market does grow, there is a possibility that we may not be able to grow at a similar pace.

●	AI services and products developed by us may become obsolete due to fast growing technological innovations or the entry of competitors with more financial and brand power.

●	Failure to attract and retain additional qualified personnel could prevent us from executing our business strategy and growth plans.

●	The information that our AI learns may include highly confidential information. In the unlikely event of a leakage of such confidential information, our credibility may be negatively impacted, which may affect our business, operating results, and financial condition.

●	Use of artificial intelligence models and tools that may require additional investment and costs and pose unique risks to our business and could subject us to legal liability.

●	The success of our business relies on clients successfully adopting our product via long-term contracts.

●	Acquiring other competing or complementary marketing agencies is key to our success.

●	The offering price of our Securities has been arbitrarily determined.

●	There is no current market for any shares of the Company’s stock.

●	There is no minimum amount set as a condition to closing this offering.

●	We are offering Bonus Shares to certain investors, which is effectively a discount on our stock price to those purchasers.

●	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

●	You will need to keep records of your investment for tax purposes.

●	We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Securities to decline.

●	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of California, regardless of convenience or cost to you, the investor.

●	Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Implications of Being an Emerging Growth Company

The  Company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because it is not registering its securities under the Exchange Act. Rather, it will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to the company’s business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semi-annual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

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In addition, at any time after completing reporting for the fiscal year in which this offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend the Company’s ongoing reporting obligations under Regulation A.

If and when the Company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company it:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from its shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The Company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after the company’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time should it no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the Company would cease to be an “emerging growth company” if the Company has more than $1.07 billion in annual revenues, has more than $700 million in market value of its common stock held by non-affiliates, or issues more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to the Company due to the fact that it may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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RISK FACTORS

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related To Our Company

We have limited operating and financial history

Our company was founded in 2018 and spent the majority of the earlier years focused on developing our proprietary AI technology. We have proven our beta technology is a good product/market fit and have begun to grow topline revenue. In 2022, we grossed $406,824 in revenue and in 2023 we grossed $506,686 in revenue, but our costs or revenue exceeded that revenue and we had negative net income in both years. While in 2024 we expect to recognize more revenue, we still anticipate having negative net income.

We expect both revenue growth and margin expansion as we improve our technology and onboard more clients. Through further development we intend to build a product that can be licensed and operated by the client. There is a risk that product development encounters unforeseen problems that would delay new feature advancements. This would subsequently delay revenue growth and profitability.

Our audited consolidated financial statements for the fiscal years ended December 31, 2023 and 2022 have been prepared on a going concern basis.

The Company has suffered recurring losses from operations and, as of December 31, 2023, had a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Company’s ability to continue as a going concern in the next twelve months following the date of the consolidated financial statements is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Our technology is not yet fully developed

Our technology seeks to match influencer (content) with client needs for authentic content to market a product/service with a high ROI on the marketing campaign. Currently we are relying on investment capital to finance product development while we continue to grow revenue and ultimately profit. We have not fully vetted the feasibility/motive driver to get influencers to authenticate on our software. This is an important step to create a network of influencers (supply).

Our technology and infrastructure has not yet been tested at the full scale that we will need to meet expected full demand for the product. Any setback or unforeseen problem could potentially delay our timeline, negatively impact user experience, and ultimately result in a loss of subscribers.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

We rely on a small management team to execute our business plan, and may be required to raise additional capital in order to continue to develop our technology and continue to scale our platform.

Our senior management team is currently small and consists of only one full-time CEO, and 4 members of the board. CEO Jeremy Barnett’s experience and connections in the influencer marketing industry are vital for us to both grow as a company and to raise funds. Without him, we would struggle to navigate the industry and grow our partnership and client base. Additionally, we rely on Jeremy to help raise funds for the Company until we are generating significant revenue to cover our costs and growth plans. As we continue to grow and scale our product, we might be required to raise debt or equity financing in order to develop our platform and effectively scale our product to meet demand.

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We still have to prove the feasibility of attracting influencers to authenticate on our website

One assumption that we have not fully vetted is the feasibility of attracting influencers to authenticate on our platform. This connection provides us with a network of (content) influencers that makes our matchmaking technology efficient. In small volumes we have proven that the idea is plausible but currently don’t have enough data points to come to a logical conclusion. To understand our challenges, we are holding focus groups where we can engage with influencers to understand their motives and concerns.

The laws and standard behind artificial intelligence are uncertain and may change

AI is a new and emerging technology that is subject to varying degrees of regulation in different jurisdictions. Compliance with these laws can be costly and there is a risk of regulatory enforcement or litigation if we fail to comply with these requirements. Additionally, laws may change over time, which may increase our likelihood of non-compliance and potential enforcement. Because we are a smaller company, we may not have the resources to properly monitor and comply with any state, federal, and international laws around AI.

The AI industry has increasing competition

The AI technology sector is experiencing remarkable growth and intensifying competition as technology continues to advance. Companies across various industries, including marketing, recognize the transformative potential of AI. As AI capabilities expand and become more accessible, the industry’s competitive landscape will increase progress and create rivalry. Unexpected competition could adversely affect our market share, growth and profitability.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, machine learning experts, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

The success of our business relies on clients successfully adopting our product via long term contracts.

If our clients do not adopt our product via long-term, multi-month contracts, we may be unable to scale successfully and our business model may not prove to be repeatable.

Acquiring other competing or complementary marketing agencies is key to our success.

We are actively pursuing a strategy to acquire other marketing and advertising agencies that we believe are accretive to our business. These acquisitions may be for a number of reasons, including to acquire technology/IP, new talent, and/or new customers. If we are unable to successfully locate acquisition targets and consummate these transactions, we may be unable to succeed.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company’s stock.

There is no formal marketplace for the resale of any of the Company’s Common Stock. Shares of Common Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral. The Company currently has no plans to list any of its shares on any OTC or similar exchange.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, the Company will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the Company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

We are offering Bonus Shares to certain investors, which is effectively a discount on our stock price to those purchasers.

Certain investors are entitled to receive additional shares of Class B Common Stock (effectively a discount) based on the amount invested (the “Bonus Shares”). The Bonus Shares in this offering will effectively act as a discount to the price at which the company is offering its stock. For example, an investor who invests $25,000 in this Offering will be eligible for 20% Bonus Shares. Accordingly, that investor would receive 45,455 shares of the company’s Class B Common Stock plus an additional 9,091 Bonus Shares, effectively purchasing 54,546 shares of Class B Common Stock for the same price paid for 45,455 shares of Common Stock or effectively paying a per share price of $0.50. For more details, including all of the Bonus Shares being offered, see “Bonus Share and Perks” below. Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this offering will be immediately diluted by investments made by investors who qualify for the full amount of Bonus Shares, who will pay less for their stake in the Company.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

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Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

Our valuation and our offering price have been established internally and are difficult to assess.

The company has set the price of its Class B Non-voting Common Stock at $0.55 per share, plus a 2.0% Investor Transaction Fee, see “Securities Being Offered” for further details on this fee. This fee is intended to offset transaction costs and though this fee is counted towards the amount the Company is seeking to raise under Regulation Crowdfunding and the limit each investor may invest pursuant to Regulation Crowdfunding, we did not value it in determining our valuation. Including this fee will increase our valuation for which you are paying for shares in our company accordingly. Valuations for companies at this stage are generally purely speculative. Our valuation has not been validated by any independent third party and may decrease precipitously in the future. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. The issuance of additional shares of Common Stock, or additional option grants may dilute the value of your holdings.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options and warrants, and assuming that the shares are sold at $0.55 per share. The below schedule does not include the conversion of the Company’s outstanding convertible note. The schedule presents shares and pricing as issued and reflects all transactions since inception through September 1, 2024, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

					Total Issued and	Effective Cash Price per Share at Issuance or
	Date	Issued		Potential	Potential	Potential
	Issued	Shares		Shares(2)	Shares	Conversion
Class A Common Stock	2021-2023	98,415,337		0	98,415,337	$0.07366
Class B Common Stock	2023	6,030,303		0	6,030,303	$0.25949
Class B Common Stock	2024	11,020,957		0	11,020,957	$0.32156

Warrants	2019-2024	0		22,601,591	22,601,591	$0.15787

Options
$0.2 Strike Price	2018	0		1,019,328	1,019,328	$0.20000
$0.1158 Strike Price	2021	0		19,298,486	19,298,486	$0.11580
$0.1 Strike Price	2021	0		750,000	750,000	$0.10000
$0.18 Strike Price	2022	0		750,000	750,000	$0.18000
$0.1848 Strike Price	2022-2023	0		15,751,175	15,751,175	$0.18480
$0.2115 Strike Price	2023	0		3,195,500	3,195,500	$0.21150
$0.2833 Strike Price	2023-2024	0		2,187,266	2,187,266	$0.28330

Total Common Share Equivalents		115,466,597		65,553,346	181,019,943	$0.12585

Investors in Class B Common Stock, assuming maximum amount raised		21,818,181	(1)	0	21,818,181	$0.45833

Total After Inclusion of this Offering		137,284,778		65,553,346	202,838,124	$0.27392

(1)	Assumes 3,636,364 Bonus Shares issued as a part of this Offering
(2)	Does not include potential shares on the outstanding convertible note from related party for $500,000

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The following table demonstrates the dilution that new investors will experience upon investment in the Company. The price per share in this table reflects the price of Class B Common Stock in the Offering of $0.55. This table uses the Company’s audited net tangible book value as of December 31, 2023 of -$710,892 which is derived from the net equity of the Company in the December 31, 2023 audited consolidated financial statements. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding as of December 31, 2023 that would provide proceeds to the Company, which assumes exercise of all warrants and stock options outstanding. While not every outstanding warrant or option may be exercised, we believe that it is important to identify the potential dilution that could occur upon the exercise of all existing securities issued by the Company. To further illustrate the dilution that investors may experience, the second and third tables illustrate dilution including authorized, but unissued stock options, and solely on the basis of outstanding equity securities, respectively.

	$2,500,000		$5,000,000		$10,000,000
On Basis of Full Conversion of Issued Instruments	Raise		Raise		Raise
Price Per Share	$0.55		$0.55		$0.55
Shares Issued	5,454,545	(1)	10,909,091	(1)	21,818,181	(1)
Capital Raised	$2,550,000	(2)	$5,100,000		$10,200,000
Less: Offering Costs	$(617,750	)(2)	$(783,500	)(2)	$(1,115,000	)(2)
Net Offering Proceeds	$1,932,250		$4,316,500		$9,085,000
Net Tangible Book Value Pre-Financing	$9,385,517	(3)	$9,385,517	(3)	$9,385,517	(3)
Net Tangible Book Value Post-Financing	$11,317,767		$13,702,017		$18,470,517

Shares Issued and Outstanding Pre-Financing	168,853,530	(4)	168,853,530	(4)	168,853,530	(4)

Post-Financing Shares Issued and Outstanding	174,308,075		179,762,621		190,671,711

Net Tangible Book Value Per Share Prior To Offering	$0.06		$0.06		$0.06
Increase/(Decrease) Per Share Attributable to New Investors	$0.01		$0.02		$0.04
Net Tangible Book Value Per Share After Offering	$0.07		$0.08		$0.10
Dilution Per Share To New Investors ($)	$0.48		$0.47		$0.45
Dilution Per Share to New Investors (%)	88.19%		86.14%		82.39%

(1)	Assumes maximum bonus shares of 20%
(2)	Assumes 2% investor transaction fee, total compensation to Broker and affiliates, as well as $92,000 in fixed offering costs.
(3)	Net Tangible Book Value is adjusted for conversion proceeds of 42,951,755 outstanding stock options and 22,556,136 outstanding warrants, providing proceeds of $10,423,039 to net tangible book value.
(4)	Assumes conversion of outstanding stock options and warrants as discussed above.

The next table is the same as the previous, but adds in consideration of authorized but unissued stock options, presenting the fully diluted basis. This adds 3,796,155 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options.

	$2,500,000		$5,000,000		$10,000,000
On Basis of Full Conversion of Issued Instruments	Raise		Raise		Raise
Price Per Share	$0.55		$0.55		$0.55
Shares Issued	5,454,545	(1)	10,909,091	(1)	21,818,182	(1)
Capital Raised	$2,550,000		$5,100,000		$10,200,000
Less: Offering Costs	$(617,750)	(2	$(783,500	)(2	$(1,115,000	)(2)
Net Offering Proceeds	$1,932,250		$4,316,500		$9,085,000
Net Tangible Book Value Pre-Financing	$9,358,517	(3)	$9,358,517	(3)	$9,358,517	(3)
Net Tangible Book Value Post-Financing	$11,317,767		$13,702,017		$18,470,517

Shares Issued and Outstanding Pre-Financing	171,899,685	(4)	171,899,685	(4)	171,899,685	(4)

Post-Financing Shares Issued and Outstanding	177,354,230		182,808,776		193,717,866

Net Tangible Book Value Per Share Prior To Offering	$0.05		$0.05		$0.05
Increase/(Decrease) Per Share Attributable to New Investors	$0.01		$0.02		$0.04
Net Tangible Book Value Per Share After Offering	$0.06		$0.07		$0.10
Dilution Per Share To New Investors ($)	$0.49		$0.48		$0.45
Dilution Per Share to New Investors (%)	88.40%		86,37%		82.66%

(1)	Assumes maximum bonus shares of 20%
(2)	Assumes 2% investor transaction fee, total compensation to Broker and affiliates, as well as $92,000 in fixed offering costs.
(3)	Net Tangible Book Value is adjusted for conversion proceeds of 42,951,755 outstanding stock options and 22,556,136 outstanding warrants, providing proceeds of $10,423,039 to net tangible book value. Also assumes conversion of 3,796,155 authorized, but unissued stock options (no adjustments for proceeds contemplated in calculations).
(4)	Assumes conversion of outstanding stock options, unissued stock options, and warrants as discussed above.

The final table is the same as the previous two, but removes the assumptions of conversion of options, and warrants and consideration of authorized but unissued stock options, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred shares).

	$2,500,000		$5,000,000		$10,000,000
On Basis of Full Conversion of Issued Instruments	Raise		Raise		Raise
Price Per Share	$0.55		$0.55		$0.55
Shares Issued	5,454,545	(1)	10,909,091	(1)	21,818,182	(1)
Capital Raised	$2,550,000		$5,100,000		$10,200,000
Less: Offering Costs	$(617,750	)(2)	$(783,500	)(2)	$(1,115,000	)(2)
Net Offering Proceeds	$1,932,250		$4,316,500		$9,085,000
Net Tangible Book Value Pre-Financing	$(710,892)		$(710,892)		$(710,892)
Net Tangible Book Value Post-Financing	$1,221,358		$3,605,608		$8,374,108

Shares Issued and Outstanding Pre-Financing	104,445,639		104,445,639		104,445,639

Post-Financing Shares Issued and Outstanding	109,900,184		115,354,9730		126,263,821

Net Tangible Book Value Per Share Prior To Offering	$(0.01)		$(0.01)		$(0.01)
Increase/(Decrease) Per Share Attributable to New Investors	$0.02		$0.04		$0.08
Net Tangible Book Value Per Share After Offering	$0.01		$0.03		$0.07
Dilution Per Share To New Investors ($)	$0.54		$0.52		$0.48
Dilution Per Share to New Investors (%)	97.98%		94.32%		87.94%

(1)	Assumes maximum bonus shares of 20%
(2)	Assumes 2% investor transaction fee, total compensation to Broker and affiliates, as well as $92,000 in fixed offering costs.

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Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by a company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

USE OF PROCEEDS TO THE ISSUER

Please see the table below for a summary our intended use of proceeds from this Offering under various raise scenarios:

	Scenario 1%		Scenario 2%		Scenario 3%

Total Raise	$2,550,000.00		$5,100,000.00		$10,200,000.00

Offering Expenses
Commissions	$165,750	6.5%	$331,500	6.5%	$663,000	6.5%
Other Offering Fees	$360,000		$360,000		$360,000
Investor Transaction Fees	$-50,000	2%	$-100,000	2%	$-200,000	2%
Fixed Costs	$92,000		$92,000		$92,000
Net Proceeds	$1,982,250		$4,416,500		$9,285,000

Use of Proceeds	Amount	%	Amount	%	Amount	%
Payroll	$660,750	33%	$883,300	20%	$1,857,000	20%
Marketing & Advertising	$660,750	33%	$1,457,445	33%	$3,064,050	33%
General & Administrative	$660,750	33%	$309,155	7%	$649,950	7%
Strategic Acquisitions	$0	0%	$1,766,600	40%	$3,714,000	40%
Total Use of Proceeds	$1,982,250		$4,416,500		$9,285,000

Because the Offering is a “best efforts,” we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

OUR BUSINESS

Company History

RAD Technologies, Inc. is a new technology company incorporated on July 6, 2018 based on the thesis that content marketing, which includes influencer activations, is rampant with inefficient processes that drive bloated fee structures. Historically, the influencer marketing industry leveraged these difficulties to bill for more time.

RAD aims to fix these difficulties by addressing the core issues clients care most about. Historically, brands and agencies had been plagued by bias, resulting in inflated fee structures and guesswork that has made the entire industry inefficient. RAD believes is has developed a technology which will fundamentally alter how digital marketing companies run their workflow. We believe our technology will disrupt the entire influencer marketing industry, including how influencers are sourced, how their content is curated and matched to brand needs, and how data can enhance brand campaigns. RAD believes that this will ultimately lower costs and increase revenues for our agency and brand partners.

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The first problem we solve is influencer discovery, which our product addresses by using our AI to analyze historical content patterns from a database of influencers, then matching these same influencers to a predetermined campaign. The second problem we address is to help clients understand their audience by delivering AI-informed personas. These personas tell our clients who their customer is, and what they care most about today. The third problem our AI solves is content optimization and ranking. This product evaluates and rates content made by any content creator to verify its alignment with the brand’s messaging and helps predict which piece of content will most deeply resonate with the audience.

In the past few years, we have been able to expand our operations and enter new client and enterprise partnerships, including:

●	In 2021, RAD acquired Atomic Reach, which included the proprietary AI platform that the product now utilizes.

●	In 2023, RAD engaged with Hasbro to run two test campaigns, Hero Quest and Risk games respectively. The success of the first two campaigns produced a third campaign, which ran in Q1 2024 and also produced an RFP for a 4th campaign that has yet to be confirmed. Furthermore, Hasbro has submitted budget approval for an annual contract utilizing the RAD Intel solution.

●	In 2023, RAD was the recipient of the Adobe Fund for Design Grant. The company has since released an add-on product in the Adobe Express platform.

●	In 2023, Omnicom, a company valued over $14bn and recognized across the world as a top 3 Global agency and RAD launched a strategic partnership whereby Omnicom is utilizing RAD’s proprietary AI and is co-building products and services for Omnicom clientele.

Product Overview

At scale, we believe our software will disrupt the way current marketing campaigns select content to market their product/service to a target audience and have confidence that the campaign will generate a higher ROI than status quo methods (agencies)/software.

Our robust SaaS-focused business model is designed to attract and retain enterprise clients and expand their contracts through multi-year commitments.

For influencer marketing on a campaign level, RAD’s end-to-end managed services model is grounded in efficiency and effectiveness. Through the use of our proprietary suite of AI tools, RAD is able to collapse the time required to identify new audiences, discover audience-centric influencers and optimize content, ultimately lowering the time/money/effort required to go from client brief to in-market activation. Once the Clients’ goals and KPI’s have been established, scopes are developed with specific deliverables against a bottom-line all-in budget that covers agency services (strategy and campaign management) and influencer costs. We charge clients on a per campaign basis initially. After the first campaign they run either one-off campaigns on a continual basis or groups of campaigns at a reduced fee.

Our SaaS model has two pillars depending on the type of client we are working with.

Marketers/Brands Clients

RAD AI’s platform usage model is different from a traditional Seats/SaaS model. RAD has structured its pricing model for marketers around a tiered number of bundled or unbundled solutions across the three core three AI-informed offerings: 1. Audience identification 2. Influencer discovery and 3. Content optimization. This allows for bespoke packages to be created for each client based on their size and needs. These Marketer/Brands typically receive “view only” access to the platform.

Agency/Internal Agency Clients

Larger marketing services agencies and/or marketers/brands that have ‘in-housed’ their influencer marketing capabilities lean towards using their own procurement to negotiate and activate their influencer programming. For these types of clients, RAD provides “hands-on-keyboards” platform access, supported by a customer success/strategy team and training. The bespoke bundle model is then implemented based on the size and needs of the clients.

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RAD’s multi-faceted capabilities are reshaping the influencer marketing landscape with the power of proprietary AI. This category disruption is serving as a valuable entry point into the enterprise organizations that will benefit from the broader value our AI technology delivers. Here is how our AI works:

Audience Segmentation: Using our proprietary AI and several other proprietary models, we conduct an extensive analysis of posts, comments, and replies across Reddit, X, and TikTok focusing on sentiment, emotion, stance, and relevance concerning your brand, product, or service. Subsequently, our proprietary AI model comes into play, precisely identifying the primary and secondary interests of the target audience. We then segment further into like-minded groups, providing the client with a fresh perspective on your audience, paving the way for exceptional messaging and targeting strategies.

Influencer Discovery and Identification: Through our AI algorithms, we process extensive data from social media platforms and various online resources, effectively pinpointing potential influencers who resonate with a brand’s target audience and values. This automated approach saves considerable time and effort when compared to current practice of manual searching, and still ensures precise matches. Furthermore, our AI delves into the content composition, performance, follower behavior, and key metrics of diverse influencers to identify the perfect candidates tailored to the client’s campaign. As a result, we curate the most accurate and authentic influencer pool for the program, delivering best-in-class results. This is the foundation to begin to formulate content strategies that go beyond influencer programs and can be applied to the full funnel.

Campaign Personalization: Unique to RAD, our audience analysis revolves around segmenting audiences based on their primary and secondary interests. This approach empowers the development of highly personalized and customized strategies that perfectly align with the distinct preferences and behaviors of each target audience. By achieving this level of customization, campaign effectiveness is significantly enhanced, leading to an elevated overall user experience.

Content Optimization/ Media Ranking: RAD evaluates and rates the content shared by influencers to verify its alignment with the brand’s messaging, accurately predicting which pieces will most deeply resonate with the audience. This meticulous analysis significantly enhances the impact and relevance of influencer marketing. Our model incorporates exclusive features that thoroughly analyze images and videos for emotion, memorability, sentiment, and other essential elements of predictive performance with precision.

Performance Analytics: With RAD’s AI-driven analytics, marketers can gain access to valuable insights in real-time. Unlike merely measuring performance metrics, RAD’s AI goes a step further, interpreting data to unveil the underlying reasons behind the results. This advanced approach shows in-depth insights that go beyond mere engagement, reach, and conversions, providing answers to critical, strategic questions and enabling accurate ROI reporting. This gives us the ability to go beyond the necessary measuring of performance against tactical objectives and is able to also measure performance against overall business objectives/statistics. The AI provides unique insights, which are a significant improvement over current offerings in the market.

Predictive Modeling: Designed with a continuous machine learning feedback loop, RAD continually predicts potential (customer) outcomes by analyzing historical and real-time data. This empowers brands to make well-informed decisions, optimize their strategies, and achieve enhanced results. This creates opportunistic and cultural content discovery which can be leveraged in ways that break the feed and bring cultural credibility to a brand.

Automated Influencer Management: RAD streamlines the influencer relationship management process by automating communication, tracking deliverables (project management), and facilitating contracts, thereby improving overall efficiency.

Intellectual Property

RAD is the first to leverage audience interests mined from online communities to build audience persona models. Using novel natural language processing (NLP) models advanced through RAD AI’s proprietary research, our expertise resides in our ability to deconstruct every aspect of media (video, image, text) to understand the intended inference of emotion, sentiment, stance, meaning, topic and interest, and correlate that information to predictive engagement. Our AI models cluster communications based on these attributes into like minded communities and use their interests to describe who they are and how they form these communities. We then overlay demographic data to complete the description of the community.

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Additionally, RAD ranks and diagnoses media according to the preferences of each community thereby creating the ability to explain to the media creator what attributes of the media need to be changed in order for it to resonate with the target audience. RAD has engaged the legal expertise of Norton Rose to assist it in managing its IP portfolio. To date, the position of our counsel is to maintain our trade secrets by not filing IP patents and not sharing details of our research breakthroughs to the public.

Partner Relationships

As part of our efforts to obtain clients, we have developed partner relationships with industry leaders like Omnicom and Hasbro alongside specialized relationships with companies like Adobe. Partnerships with leaders like Omnicom provide unparalleled access to the largest enterprises in the world and thus expose our AI technology to broader markets that it would otherwise take years to forge. On the other hand, having brand direct relationships with holding company’s like Hasbro provide the necessary validation other enterprise client prospects require during our sales process.

Furthermore, having forged specialized relationships with industry leaders like Adobe helps to improve our AI technology feature sets and functionality. In turn, these enhanced feature sets benefit enterprise partners like Omnicom and Hasbro. These partnerships are of significant benefit to RAD AI, as they expand the reach and existing network of the company, enhance the existing reputation of our work within the industry, and help to increase the value of our existing contracts.

Omnicom Partnership

Omnicom Group Inc. [NYSE: OMC] and RAD have launched a strategic partnership whereby Omnicom is utilizing the RAD technology to serve select client needs as well as co-building products and services for these same clientele. The current engagement is slated from Jan 15th – July 15th of 2024 and is in the test, learn, validate stage which will measure the efficacy of how the AI technology performs when applied toward key Omnicom clients. Erin Lanuti, the Chief Innovation Officer at OPRG (Omnicom PR Group) has been appointed to the RAD advisory board.

The benefits of the partnerships are:

1.	The partnership provides access to new markets and industries for ongoing product adoption.
2.	The partnership puts increased brand visibility amongst enterprise client-bases across public policy, healthcare, B2B, CPG, hospitality, entertainment, food, gaming, fashion, beauty and more.
3.	If the current engagement that we are currently serving expands beyond the test, learn validate phase, the recurring revenue generated has the potential to materially impact 2024 projections.

Hasbro Client Relationship

In 2023, RAD engaged with Hasbro, Inc (NASDAQ HAS) to execute two pilot campaigns; Hero Quest and Risk board games respectively. The success of the first two campaigns produced a third campaign, which ran in Q1 2024 for the Arschmallows board game. This also resulted in a request for proposal for a 4th campaign that has yet to be confirmed. Furthermore, Hasbro has submitted budget approval for an annual contract utilizing the RAD Intel solution.

Furthermore, Hasbro, our client, has submitted budget approval for an annual contract which will utilize the RAD solution across the broader group of the Hasbro family of brands.

The benefits of this client partnership is:

1.	Hasbro is a highly sought after holding company featuring brands like Nerf, Monopoly, Peppa Piggy, GI Joe, Transformers and more. RAD being able to secure this partnership as a result of the quantitative value produced from our pilot program serves as an important proof point for product market fit and adoption.
2.	Converting the initial pilot programs to recurring revenue proves the importance and value our AI delivers for RAD clientele.
3.	If the current engagement that we are currently serving expands beyond the pilot, the recurring revenue generated has the potential to materially impact 2024 projections.

Adobe Relationship

In 2023, RAD was selected to be the participant of the Adobe Fund for Design Grant. The grant funds and promotes our continued innovation for content optimization through a unique add-on RAD built specifically for the Adobe Express marketplace.

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The add-on RAD built for Adobe Express helps guide content creation across photos for web and social channels. Our AI and media optimization engine scores each visual based on a variety of features, including emotion, sentiment, and clarity, giving you immediate, predictive insights on how your media will perform with your target audience and across socials.

This benefits our clients by:

1.	Identifying what type of content should be created and why
2.	Allowing clients to compare content against their competition
3.	Giving our clients a better understanding of how to create ROI based content
4.	Providing a simple to use interface that almost any user can include into their content creation process

Atomic Reach Acquisition

In 2021, RAD undertook an acquisition of Atomic Reach, bringing its former CEO, Bradley Silver, on to serve as the RAD President and Head of Technology. Atomic Reach has developed an artificial intelligence platform with a specialization in AI that influences behavior and outcomes through language. The company, with over $21 million invested, had developed state of the art AI technology, but struggled with product market fit.

Post-acquisition, RAD navigated through strategic decisions, focusing on which marketing technology sector to disrupt with our newly-acquired AI. RAD’s CEO, Jeremy Barnett’s previous experience in co-founding and eventually exiting a fashion technology company, Trendy Butler, in 2017, shed light on the palpable issues within influencer marketing and content creation. Thus, RAD anchored its focus on influencer marketing - a sector ready for disruption and with accessible campaigns and budgets.

Today, both teams have successfully integrated and thus, repositioned the Atomic Reach product offering. To date, the acquisition has proven to be beneficial for internal and external stakeholders, clients and investors.

Here’s how the Atomic Reach acquisition has created value:

1.	Clients have benefited from the Atomic Reach AI technology being adapted the productized towards complex marketing problems that have a material financial impact
2.	RAD Investors and stakeholders have benefited from increased company share value since the acquisition and improved upside, resulting from RAD’s new enterprise offering.
3.	RAD Investors and stakeholders have benefited from the media attention the artificial intelligence space has generated since the acquisition in 2021.
4.	RAD shareholders and stakeholders have benefited from Atomic Reach’s investment of over $21 million on R&D into AI technology. By acquiring this marketing technology company, the company bolstered its technological capabilities and, as a result, continues to scale its reach.
5.	RAD shareholders and stakeholders have benefited from the Atomic Reach AI technology capabilities that include in-depth audit features of company data that help determine the most effective means of communicating with its customers.
6.	RAD shareholders and stakeholders have benefited from the Atomic Reach AI technology capabilities which increase enterprise sales and closing percentages as a result of being able to show prospects the AI technology working on their brand.
7.	RAD shareholders and stakeholders have benefited from the Atomic Reach AI technology capabilities which enable our team of 20 full time employees to effectively compete with much larger enterprises and win deals we would have otherwise not been able to secure. Examples of this are Hasbro, Omnicom, Skechers and Sweetgreen.
8.	RAD shareholders and stakeholders have benefited from the Atomic Reach AI technology capabilities which reduce the time required to effectively service influencer marketing campaigns. This enables our operations team to perform quantitatively better campaign work that is faster at a reduced billing rate.

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Market

The addressable creative intelligence market is potentially sizeable and consists of the following segments:

●	Social Media Management - $19.1bn (Source: https://www.gminsights.com/industry-analysis/social-media-management-market)

Social media management solutions are among the leading choices for raising a company’s brand recognition, driving inbound traffic, improving customer happiness, and increasing conversion rates. Businesses are adopting social media platforms to operate successfully in the economy and build a social media presence to attract new prospective consumers.

Adobe, IBM, Google LLC, Oracle Corp., Salesforce.com, Hubspot Inc., and Zoho Corp. Pvt. Ltd. are some examples of large enterprises who compete in this space.

The social media management market growth is driven by the rising widespread penetration of social media and rising focus on market and competitive intelligence. The key future trend is continued improvement of internet technologies and the roll out of 5G.

●	Digital Advertising - $325bn
(Source: ASDReports, Global Marketing Technolocy (MarTech) Market Size Study & Forcast and Regional Analysis, 2023-2030)

Digital advertising is essential to advertisers and businesses for many reasons including but not limited to:

1.	Wider reach: Digital advertising allows advertisers to reach a wider audience compared to traditional advertising methods. This is because digital advertising can be targeted to specific demographics, geographic regions, and interests.
2.	Cost effectiveness: Digital advertising is typically less expensive than traditional advertising and offers a better return on investment (ROI) due to its ability to target specific audiences.
3.	Real-time tracking & analysis: Digital advertising offers real-time tracking and analysis of campaigns, allowing advertisers to adjust their strategies and optimize their campaigns for better results.
4.	Personalization: Digital advertising allows for personalized and targeted messaging which can increase engagement and conversion rates.
5.	Flexibility: Digital advertising offers a high-level of flexibility, as campaigns can be adjusted or paused in real-time, and new campaigns can be launched quickly and easily.
6.	Multiple channels: Digital advertising can be deployed across multiple channels, including social media, search engines, display networks, and mobile applications, allowing advertisers to reach their target audience wherever they may be online.

●	Search Engine Optimization (SEO) + Search - $68.2 bn (Source: https://finance.yahoo.com/news/search-engine-optimization-seo-market-125900367.html)

SEO solutions and services help boost the number of visitors to a website with organic search results, such as Bing and Google. Some SEO elements, such as backlink building, keyword analysis, and content creation, have become a leading force in the industry. For instance, building backlinks have become instrumental in enhancing credibility. SEO has become invaluable for businesses to provide a competitive edge. Companies are investing in the tools that assess strengths and weaknesses.

The global market is segmented into freelancers’ SEO services and agency SEO services. Stakeholders anticipate the SEO agency to exhibit noticeable growth as it helps companies boost web visibility. SEO agencies have also demonstrated traction for smart speakers and AI among others. The expanding application of AI with automation would allow companies to introduce innovative strategies to build content.

●	Analytics + Data Management - $307bn (Source: Fortune Business Insights, Big Data Analytics Market Size, 2023-2023)

Big data analytics examines structured and unstructured databases to understand and deliver insights based on correlation, hidden patterns, varying market trends, and more. Prominent sectors aim to employ analytical tools to obtain customer insights by developing business intelligence.

For instance, in December 2020, Amazon, Inc. launched Amazon HealthLake, a HIPPA-compliant big data analytics service for the healthcare industry that provides real-time patient data.

Adoption of AI-driven advanced reporting is changing the landscape. During and after COVID, businesses have been investing in systems to implement advanced analytics to understand emerging trends. Globally, businesses have accelerated their digital transformation strategy.

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●	Marketing Automation - $6.3bn (Source: https://www.expertmarketresearch.com/reports/marketing-automation-market)

The marketing automation industry has seen significant growth in recent years, driven by a growing need for businesses to improve their marketing efficiency and effectiveness. One of the main drivers of this growth is the increasing adoption of automation by small and medium-sized businesses. These companies are using marketing automation tools to help them compete more effectively with larger enterprises. Additionally, with the rise of e-commerce and digital marketing, businesses are also looking for ways to automate and streamline their digital marketing efforts, which is driving demand for new tools.

The rising trend of organizations to optimize spending on marketing is creating high demand for marketing automation in recent years. As organizations look to optimize spending in marketing, they are increasingly turning to marketing automation tools to help them streamline and measure their marketing efforts. These tools allow organizations to automate repetitive tasks, such as email campaigns and social media posts, and to track the performance of their marketing campaigns in real-time. By using automation, organizations can save time and money by reducing the need for manual labor, while also being able to target and engage with their customers more effectively.

Additionally, automation helps organizations to meet their Return on Investment (ROI) more easily. This increased efficiency and effectiveness can lead to increased revenue growth for the organization, as well as for the marketing automation market.

●	Influencer Marketing - $21.1bn (Source: https://www.statista.com/topics/2496/influence-marketing/)

Influencer marketing is a collaboration between popular social media users and brands to promote the brand’s products or services. These partnerships have been going on since the dawn of social media.

Authenticity is the basis of success for any influencer marketing campaign. Forming relationships with influencers who are already relevant to a brand’s message is vital. Influencers might be popular for their content on sustainability, cooking, body positivity, healthy lifestyle, and so on. Influencer marketing is more about building real relationships with creators than scoring social media posts that endorse products or services.

Since the COVID-19 pandemic, consumers are shopping online more frequently. During COVID consumers realized that they could safely and efficiently rely on e-commerce. This pattern has continued post pandemic. During this time, influencers played an even greater role.

Another new dimension that is influencing the space is the Metaverse. It can be commonly described as an emerging 3-D digital space that allows consumers to have lifelike experiences online via virtual reality and other technologies. In the metaverse, people interact with peers, content, cryptocurrency, brands, etc.

In the Metaverse, people are willing to pay for virtual goods and services: direct to avatar sales. Consulting giant McKinsey estimates the current market for such goods and services to be approximately $54bn. Some examples of goods that sell in the marketplace include Nike virtual sneakers, and Chipotle (real-life) burritos that were offered to the first 30,000 visitors to the Company’s virtual store on Roblox.

Influencer marketing is becoming more of a widespread marketing strategy as digital technologies continue to evolve and attract users.

●	Customer Relationship Management - $65bn
(Source: https://www.grandviewresearch.com/industry-analysis/customer-relationship-management-crm-market)

The growing adoption of digital technology tools is likely to set the pace for digital transformation and digital optimization of both new and existing businesses. Company departments such as sales & marketing and customer service & support are increasingly integrating Customer Relationship Management (CRM) systems with AI to improve customer experience and feedback and to develop stronger bonds with customers.

As an example, in 2022, Salesforce, Inc., a cloud-based software company, launched CRM analytics with new capabilities such as AI-powered insights for sales, marketing, and service teams for every industry, such as retail, IT, Telecommunications, etc.

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Developments within CRM analytics will likely boost the growth of the market. Customers’ increasing use of digital channels to communicate with brands and organizations is anticipated to drive customer relationships and the CRM industry via sales reporting and process automation.

With the growing importance of understanding customer behavior and their preferences, organizations are adopting CRM strategies to deliver the best performance in real-time to stay competitive. Rapid shifts in the fields of business intelligence and embedded analytics, the Internet of Things (IoT), and AI, and their implementation in CRM solutions are likely to promote product development and innovation among CRM vendors.

Design and Development

RAD is building an “all-in-one” AI platform for creating ROI-based content marketing. This software can be scaled globally and applies to any company that budgets for and leverages influencer marketing. The proprietary technology leverages 600+ API connections, 125k+ AI-based personas, 2.5b+ data points analyzed each campaign, 12b+ words, images & videos analyzed, and 90b+ user engagements/comments/likes analyzed.

Future iterations of the software will be self-serve and will allow for the user to license and operate the tool without support from RAD (data input).

RAD is in a constant state of product development given the rapid and ongoing changes in the AI industry as a whole. We are continuing to explore advanced and newly created AI techniques to solve ongoing business challenges in the areas of audience insights, content optimization and predictive behavior. The current product represents the commercialization of some but not all of the research we have conducted to date. The end product will increase in functionality and sophistication representing the entirety of our research and the needs of the market in the areas where we focus.

The RAD development infrastructure is divided into two core teams each containing three dedicated teams within each core team. The first team which builds state of the art ML is divided into a NLP team that is advancing linguistic models to support our advancements in Audience Segmentation, Data Labeling and large scale Information Clustering. The LLM is advancing our expertise in Large Language Models that are used for analysis of all forms of content in support of Audience Segmentation, Predictive Behaviour and Content Transformation. The last team in our ML universe is our Computer Visioning division, which focuses on novel inventions in the area of image and video analysis and tuning. In our current product iteration we are using what we refer to as v1.0 where our models leverage foundational advancements in machine learning to analyze and segment audiences, measure metrics such as emotion, style, stance, sentiment and interests in relation to any form of social media text or media, and provide detailed insights into the construction of the above. It is also used to identify related influencers using novel AI models to replace human subjectivity.

Our second core team consists of dev ops, front end and back end. These teams bring the ML models to the forefront of the product in the form of a elegant user interface, they create API apps to extract information from our ML models into usable and storable data streams for the front end, manage our cloud infrastructure, optimize our infrastructure for run-time and performance and manage our integrations into to third party applications.

The focus of our current development roadmap which will run through to the end of 2024 is on enhancements to our audience segmentation engine which include expanded data sets, integration of our LLMs for audience identification, style transformation which automates the transference of text or media from one style of voice to another (i.e. scientific to humorous), v2.0 of our media ranking models which will allow for tuning of images for a particular audience segment, expanded video formats to include long and short videos and a robust compliance engine.

Sales & Marketing

Working with recognizable corporations is helping us build our brand recognition that will help us grow our client portfolio. We also have a structured salesforce in house that we plan to grow proportionally with revenue. We are also leveraging partnerships and other creative methods to cost-effectively market our company. We have been featured in high-volume publications such as Time Magazine, Forbes, and VanityFair. This further brings us exposure. After raising this round of financing we plan to strategically invest in marketing to scale even faster.

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Competition

RAD’s main competitors are:

●	Whalar (https://www.whalar.com/)
●	IBM Watson (https://www.ibm.com/watson)
●	BENlabs (https://www.benlabs.com)

RAD believes that its main differentiation is that our product delivers more specific results than its competitors and therefore generates more value for the customer.

We have focused our resources on R&D and have developed unique expertise in coding NLP AI. Our team has over a decade of experience. This has resulted in a sentiment analysis engine that surpasses our competitors and serves as the fundamental building block for our best-in-class influencer marketing solutions.

Our AI automation is transformative to enterprises using influencer marketing campaigns to drive sales. Our application creates otherwise unachievable executional efficiencies by eliminating guesswork and delivers quantifiable results.

Our AI automation is disruptive because it drastically reduces marketing operations costs, increases margin, and produces demonstrable and otherwise unattainable value to customers.

Customers

Our customers range from large legacy brands to growth companies and include but are not limited to Sweetgreen, THE BLK TUX, MGM Resorts, NCM National Cinemedia, ro, Dignity Health, Splinterlands, Accenture, Fisker, Bright Horizons, and MIKEWORLDWIDE.

Legal

We are not aware of any pending or threatened legal actions that we believe would have a material impact on our business.

Employees

The Company currently has six part-time employees and fifteen full-time employees. As a part of our capital raise, we plan to initially hire a number of employees to assist in the deployment and scaling of our platform. As we continue to develop our technology we will also scale up our technical staff with the ultimate goal of creating a self-serve platform.

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THE COMPANY’S PROPERTY

The Company is 100% remote and so does not have any office space and is not currently party to any leases. The Company has engaged a service to manage its mailing address at 1501 Lincoln Blvd, Venice, CA The Company also uses 29027 Freshwater Drive, Agoura Hills, CA, 91301 as its official address, which is also the address its Registered Agent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Operating Results

For The Fiscal Years Ended December 31, 2023 and 2022

For the fiscal year ended December 31, 2023, the Company had revenues of $506,686 compared to the year ended December 31, 2022, when the Company had revenues of $406,824, representing a 24.5% increase related to the Company’s increase in sales. This increase in sales was driven by the Company increasing the amount it spent on sales and marketing, which resulted in a greater volume of work and customers, leading to increased revenues. The Company’s cost of revenues decreased from $1,476,896 in 2022 to $1,430,575 in 2023, a 3.1% drop. Cost of revenues in 2023 primarily consisted of amortization costs, which totaled $1,216,322, the same total as 2022. These costs were entirely related to $6,081,610 in intangible assets that were acquired pursuant to the merger with Atomic Reach in 2021. These costs, which have been identified as developed technology, are being amortized equally over a five year period. The rest mostly encompassed $205,948 in expenses paid out for advertising to influencers that the company partnered with. This was an 11.3% drop from 2022, where influencer expenses amounted to $232,149. The Company’s gross margin was -182.34% % in fiscal year 2023, compared to -263.03% in 2022. The improvement in gross margin was due to an increase in business and subsequent revenue along with a decrease in the cost of revenues. The drop in cost of revenues can be attributed to lower expenses for influencer services, as well as lower total costs for media channels.

In 2023, the Company recognized $4,304,778 in operating expenses, as compared to $3,527,519 in operating expenses for 2022, representing a 22.03% increase. General and administrative expenses, which consisted largely of payroll and business services, were the biggest driver of this increase as the company’s volume of business grew, with the total growing from $2,059,615 in 2022 to $2,781,788 in 2023, amounting to a 35.06% increase. The Company also increased its sales and marketing costs from $592,819 in 2022 to $649,262 in 2023, totaling an increase of 9.5%. This change was due to the Company’s efforts to continue to expand its client base and increase the volume of its business, which is part of the larger strategy to establish a more significant foothold within the industry. Research and development costs decreased from $875,085 to $873,728, representing a 0.16% decrease. The overall increase in operational expenses can be attributed to the Company’s goals of increasing its market footprint and scaling up their operational capacity.

In addition to the above, the Company recognized net other expenses of $210,827 in the fiscal year ending in 2023, compared to $268,604 in the fiscal year ending in 2022, which was a 21.51% decrease over this period. Of the expenses recognized, the biggest driver of this was the change in fair value of convertible notes, which amounted to $276,018 in 2022 but none were recognized in 2023. Interest expense also contributed to the change year-over-year, with $39,501 recognized in 2022 and $242,840 recognized in 2023.

As a result of the foregoing, the Company realized a net loss from continuing operations of $5,439,494 for the fiscal year ending December 31, 2023 – a 11.8% increase in net loss from continuing operations compared to a net loss from continuing operations of $4,866,195 during the fiscal year ending December 31, 2022.

Liquidity and Capital Resources

For The Fiscal Years Ended December 31, 2023 and 2022

As of December 31, 2023, the Company had cash on hand of $354,783. To date, the Company has generated minimal net income, and over the past two years has operated under losses. As of December 31, 2023, the Company had accumulated a deficit of $30,139,389.

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To date, the Company has been capitalized by equity investments from its shareholders, a convertible note, and revenues generated from its operations.

Going forward, the Company plans to rely on various equity crowdfunding efforts to sustain operating losses until it can reach profitability. The Company has access to potential debt and lines of credit and it can also access additional equity capital through its existing shareholder base and network. The Company expects to continue needing the assistance of outside capital, whether via debt or equity, later this year as it grows its revenue, customer base and operating expenses.

Security Offerings

Since inception in 2018, the Company has closed several rounds of financing, including from private sources and via Regulation CF and Regulation D, rule 506c. In 2022, the Company launched a Regulation CF financing round which officially closed in April 2023 and resulted in a total of $4,152,018 in gross proceeds.

The Company issued 4,740,409 shares of Class B Common Stock, representing $1,200,000 in gross proceeds in a Regulation CF round on Wefunder Portal LLC which closed on November 3, 2023.

The Company recently completed a Regulation CF offering with DealMaker Securities, LLC, which closed in February 2024. That round raised $964,265 in gross proceeds for the Company, issuing 3,463,325 shares of Class B Common Stock

In April 2024, the Company completed a second Regulation CF offering with DealMaker Securities, LLC. That round raised approximately $2,354,584 in gross proceeds for the Company, issuing approximately 7,117,213 shares of Class B Common Stock.

In June 2024, the Company completed a Regulation D offering hosted by DealMaker O/A Novation Solutions. That round raised $511,911 in proceeds for the Company, issuing 1,525,264 shares of Class B Common Stock.

In July 2024, the Company completed a Regulation D offering with OpenDeal Broker LLC. That round raised $77,919 in proceeds for the Company, issuing 205,049 shares of Class B Common Stock.

On August 21, 2024, the Company launched an addition Regulation CF offering with DealMaker Securities, LLC. The Company is seeking to raise approximately $400,000 in gross proceeds at a per share price of $0.50 for its Class B Common Stock.

Debt

The Company obtained an Economic Injury Disaster (EIDL) loan for $250,000 on April 10, 2020 , and on August 16, 2021 the Company obtained a second loan in the amount of $250,000.

The EIDL is a low interest, fixed-rate, long term loan obtained directly from the U.S. Small Business administration (SBA) to help overcome the effects of the pandemic by providing working capital to meet operating expenses. The loan bears interest at a rate of 3.75% per annum and matures 30 years from the date of the loan. Moreover, the loan is secured by assets of the Company. As of December 31, 2023, the Company had not made any payments on this loan. Accrued interest on the loan as of December 31, 2023, amounted to $31,964.

The Company entered into a $500,000 with a related party on October 17, 2022. Unless earlier retired or converted, the outstanding balance of this note will be due and payable by the Company at any time on or after October 16, 2028 (the “Maturity Date”) at the Company’s election or upon demand by the Holder. The note is secured by all assets of the Company. The fair value of the convertible note was $776,018 as of December 31, 2023 and 2022. See “Interest of Management and Others in Certain Transactions” below for more information.

Plan of Operations

While the Company has generated revenues since inception, it has been unable to show consistent profit or net income since inception. The Company continues to focus on business development to grow its customer base and product development to expand its product offerings, with the goal of growing top line revenue over the coming months and years. Previous capital raised by the Company has enabled it to sustain operating losses while also growing its employee base and expand its pool of paying customers. The Company anticipates continued operating losses in the coming 12-18 months as it focuses on customer growth.

As laid out in the Use of Proceeds section of this Offering Circular, the Company intends to make strategic acquisitions   over the coming 6-12 months as a part of its growth strategy. These acquisitions will likely include the Company acquiring 100% of a target’s assets and operations, likely in the form of cash and stock. Potential targets will likely be small to medium sized agencies that focus on the creator economy, but that the lack technology and AI capabilities to properly optimize and grow their businesses.

When reviewing potential acquisition targets, the Company plans to look for the following:

●	EBITDA positive with $5MM to $50MM in annual revenue
●	Fully built out operational platform with a highly established sales force
●	Integration with RAD technology may deliver material revenue synergies and operational efficiencies
●	Established in-house talent management division which may further enhance product offerings

The purpose of these acquisitions would be to further the Company’s business, both in the form of acquiring new customers, acquiring more employees, and/or acquiring new technology. As of the date of this offering circular, no definitive arrangements are in place with any acquisition targets.

The Company anticipates that it will need to continue to raise capital within 6-12 months after this Offering in order to continue with the aforementioned plan of operations.

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Trend Information

We began product development by building an AI-based creative intelligence which leverages AI personas to connect trusted influencers (content creators) with brands that benefit from the influencer’s authentic, unbiased, informative and culturally relevant content.

Over the next few years we will be focused on building a self-serve, multi-workflow process enabled platform that will create a competitive advantage that we plan to use to “disrupt” the creative marketing industry. We also have a robust acquisition and roll up strategy to accelerate growth, content and distribution.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in in financial condition, revenue or expenses, results of operations, liquidity, capital expenditure or capital resources that are material to investors.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term in Office	Approximate hours per week for part-time employees
Executive Officers
Jeremy Barnett	CEO	49	2018 to Present	Full-time
Bradley Silver	President	50	2021 to Present	Full-time

Directors
Jeremy Barnett	Director	49	2018 to Present	2
Bradley Silver	Director	50	2021 to Present	2
Joe Freedman	Director	55	2021 to Present	2
Orin Litman	Director		2024 to Present	2
Aaron Kuntz	Director	54	2018 to Present	2

Jeremy Barnett, Chief Executive Officer

Jeremy Barnett, CEO and co-founder is a 3x startup founder with 2 exits, including Trendy Butler (fashion tech). Jeremy has successfully led companies and raised capital with institutional investors such as Fidelity Investments, SOS Ventures, Expert Dojo, and more. He has experience building companies from 0-100+ employees. Mr. Barnett has served as CEO for RAD since the company was founded in March, 2018.

Bradley Silver, President

Bradley Silver, President and co-founder is also a 3x startup founder with 2 exits including Brand Protect. He has extensive experience raising capital and has worked with investors such as Fidelity Investments, GenWealth Ventures, MaRS AF, Brigus Capital, and Greybrook. He has experience scaling companies to $30m+ in annual recurring revenue. Mr. Silver has been with RAD since June, 2021. Prior to that he served as the CEO of Atomic reach from November, 2010 until October 2021.

Aaron Kuntz, Director

Aaron Kuntz, Director, is a lifelong entrepreneur, investor and advisor for several growth stage start-ups. He has been an early stage investor in industries like artificial intelligence, real estate, e-commerce, hospitality and food and beverage. Apart from RAD AI, Aaron is the president and owner of Consumer Credit Marketing, Inc., a marketing services company catering to consumer financial industries, a role in which he has been serving since 2008. Mr. Kuntz has been with RAD since February, 2018.

Joseph Freedman, Chairman

Joe Freedman, co-founder and chairman, is a private equity investor and corporate director with more than 25 years of industry experience. His most recent experience includes 18 years at Brookfield Asset Management, one of the world’s leading private equity and alternative asset management firms. Now retired from Brookfield, Mr. Freedman is a director of several private and public companies and non-profit organizations including Bridgemarq Real Estate Services (TSX:BRE) and the Canadian Civil Liberties Association. Mr. Freedman has served on the board of RAD since August, 2021. Prior to that, he served as the chairman for Make Space Inc. starting in March 2016, which is a role he still holds.

Orin Litman, Director

Orin is currently the Founder and Chairman and VetStrategy. Orin founded the Company in 2006 and served as its Chief Executive Officer from 2006 to 2023. Orin serves on the boards of many companies, including RAD, Vetster, and AmeriVet Veterinary Partners. Orin holds an MBA from the Ivey Business School at Western University.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2023, the Company compensated its executive officers and directors as follows:

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Jeremy Barnett	CEO, Director	$260,000	$0	$260,000
Bradley Silver	President, Director	$325,000 CAD	$0	$325,000 CAD
Joseph Freedman	Director	$0	$0	$0
Orin Litman	Director	$0	$0	$0
Aaron Kuntz	Director	$0	$0	$0

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following information on the security ownership of management and others is as of September 1, 2024:

Title of Class	Name and address of beneficial owner		Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Officers and Directors
Class A Common Stock	Joseph Freedman	(1)(2)	3,138,740	21,313,993	24.85%
Class A Common Stock	Jeremy Barnett	(1)	6,500,000	11,256,000	18.04%
Class A Common Stock	Bradley Silver	(1)(3)	464,672	16,914,247	17.66%
Class A Common Stock	All Officers & Directors as a group	(1)	14,270,080	50,857,571	66.18%

Other Significant Holders
Class A Common Stock	WeFunder SPV	(1)(4)	23,310,088	0	23.69%

(1)	The following address may be used for each holder: 1133 Lincoln Blvd, #1133, Venice, CA 90291
(2)	Includes 1,472,073 shares of Common Stock that Joseph Freedman holds in Atomic Reach, which is a shareholder in the Company
(3)	Includes 464,672 shares of Common Stock that Bradley Silver holds in Atomic Reach, which is a shareholder in the Company
(4)	The Company previously raised $ via Regulation CF in 2022 and 2023 via Wefunder. The shareholders who invested in this round are consolidated via a Special Purpose Vehicle.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company entered into a $500,000 (“Principal Amount”) convertible note (“Note”) with a Director, Joseph Freedman (“Holder”) on October 17, 2022 (“Issuance Date”). Unless earlier retired or converted into Conversion Shares (as defined below), the outstanding balance of this Note will be due and payable by the Company at any time on or after October 16, 2028 (the “Maturity Date”) at the Company’s election or upon demand by the Holder. The note is secured by all assets of the Company.

The Company may satisfy this Note in full by repaying the Principal Amount at any time within 12 months from the Date of Issuance; by repaying 130% of the Principal Amount at any time after 12 months from the Date of Issuance and prior to 24 months from the Date of Issuance: by repaying 160% of the Principal Amount at any time after 24 months from the Date of Issuance and prior to 36 months from the Date of Issuance; or, by repaying 200% of the Principal Amount at any time after 36 months from the Date of Issuance. The Holder may accelerate the payment of this Note at any time after 24 months from the Date of Issuance and require the Company satisfy the Note in full by repaying the Principal Amount. The repayment amount effective as of December 31, 2023 and 2022 was $650,000 and $500,000, respectively. During the year ended December 31, 2023, the Company incurred $150,000 in connection with this Note, all of which was accrued at December 31, 2023.

At any time on or after the date of issuance, at the election of the Holder, the Note will convert into that number of Common Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing the outstanding principal balance of this note on the date of such conversion by the applicable Conversion Price. Conversion Price means (rounded to the nearest 1/10th of one cent) the lower of: (i) the product of 100% less the discount of 20% and (y) the lowest per share purchase price of the equity securities issued in the next equity financing; and (ii) the lowest per share purchase price of the equity securities issued in the Crowd Funding Financing. Crowd Funding Financing means the sale (or series of related sales) by the Company of its equity securities through the WeFunder crowd funding platform which was launched in 2022.

In connection with the convertible notes, the Company granted an aggregate of 19,850,818 warrants to the holder with an exercise price of $0.18 per share. The fair value of the relative debt warrants was $433,753, which was recognized as a debt discount and being amortized to interest expense over the life of the notes. During the years ended December 31, 2023 and 2022, amortization of debt discount was $72,292 and $12,049, respectively. As of December 31, 2023 and 2022, convertible note payable, net of unamortized discount of $349,412 and $421,704, was $426,606 and $354,314, all respectively, for the Note.

In the event any amounts remain outstanding on this Note after 12 months following the Date of Issuance, Holder, at its sole discretion, may require Company to seek the sale, merger, or disposition of the Company and/or its assets.

The fair value of the convertible note was $776,018 as of December 31, 2023 and 2022.

26

SECURITIES BEING OFFERED

General

The Company is offering 18,181,818 shares of Class B Common Stock directly, plus up to 3,636,363 additional shares of Class B Common Stock eligible to be issued as Bonus Shares.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended, and filed with the State of Delaware on July 6, 2018 (our “Amended Certificate of Incorporation”) and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Under our Amended Certificate of Incorporation, our authorized capital stock consists of:

250,000,000 shares of Common Stock, $0.0001 par value per share

●	200,000,000 shares designated as Class A Common Stock
●	50,000,000 shares designated as Class B Common Stock

Class A Common Stock

Voting Rights

The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

Other Rights & Terms

The directors of the corporation, subject to any restrictions contained in (a) the General Corporation Law of Delaware or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

Additional information can be found in the Company’s Amended Certificate of Incorporation.

Class B Common Stock

Voting Rights

The shares of Class B Common Stock have no voting rights of any kind, except as may be otherwise required by law.

Other Rights & Terms

The directors of the corporation, subject to any restrictions contained in (a) the General Corporation Law of Delaware or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

Additional information can be found in the Company’s Amended Certificate of Incorporation.

Stockholders’ Agreement

The Company has a Stockholders’ Agreement in place to which a limited number of the Company’s stockhodlers are party. A copy of which can be found as an Exhibit to this Offering Statement of which this offering circular is part.

Pursuant to the Company’s Stockholders’ Agreement, the Company’s Board of Directors is to be set as the following:

1. Joseph Freedman (so long as Freedman holds at least seven and one-half percent (7.5%) the outstanding Capital Stock of the Company on an as converted basis

2. Jeremy Barnett

3. Bradley Silver

4. So long as Barnett is a director, one individual nominated by Barnett who is confirmed by the holders of a majority of the Shares held by the Stockholders who are identified as original shareholders in RAD Technologies, Inc.

5. So long as Freedman and Silver are each a director, one individual nominated by Freedman and Silver who is confirmed by the holders of a majority of the Shares held by the Stockholders who are identified as former shareholders of Atomic Reach, Inc.

The directors of the corporation, subject to any restrictions contained in (a) the General Corporation Law of Delaware or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

27

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

Plan of Distribution

The Company is offering up to 18,181,818 shares of Class B Common Stock, plus up to 3,636,363 (or 20% of shares of Class B Common Stock for purchase by investors) additional shares of Class B Common Stock. The Company intends for this offering to continue until one year following qualification by the SEC, or until sooner terminated by the Company.

The Company has engaged DealMaker Securities, LLC as the broker-dealer of record to assist in the offering of its securities. DealMaker Securities is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

	Per Share	Maximum
Public Offering Price	$0.5500	$9,999,999.90
Ancillary Fee, Paid by Investors	$0.0110	$200,000.00
Commissions	$0.0365	$663,000.00
Proceeds, before expenses, to us	$0.5245	$9,536,999.91

Bonus Shares for Certain Investors (Up to 20%)

Certain investors in this offering are eligible to receive bonus shares of Class B Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”). The amount of Bonus Shares investors in this offering are eligible to receive and the criteria for receiving such Bonus Shares is as follows:

(i)	“Reserved” Shares. Prior to the qualification by the SEC of the Company’s offering, the Company will offer investors the opportunity to “reserve” shares through a reservation process on the DealMaker subscription processing platform. On our campaign page, the investor may select the “Reserve My Shares” button, which will bring the investor to a new page where the investor will indicate the amount of shares (and amount of money) he or she would like to reserve in the Company. The reservation is finalized by clicking the “Reserve My Shares” button. Investors who reserve shares in this manner will receive 5% additional Bonus Shares on their actual investment once this offering is qualified by the SEC (rounded down to the nearest whole share). For example, if an investor reserves 100 shares, and subsequently confirms this reservation and purchases the 100 shares, such investor will receive an additional 5 shares of the Company’s Class B Common Stock, for a total of 105 shares. “Reserving” shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the Company, or to purchase any shares of the Company whatsoever.

(ii)	Investment Amount. Investors will be eligible to receive Bonus Shares based on the amount of their investment in this offering. The below table summarizes the available bonus by amount invested:

Amount Invested	Bonus Shares	Effective Share Price
$5,000.05+	10%	$0.500
$10,000.10+	15%	$0.478
$25,000.25+	20%	$0.458

(iii)	Existing RAD Investor. Existing investors in the Company will be eligible to receive Bonus Shares if they also invest in this Offering. Each existing investor that invests in this offering will receive additional Bonus Shares equal to 20% of the number of shares purchased, rounded down to the nearest whole share.

(iv)

Regulation D Waitlist. Individuals who were unable to invest in the Company’s recent Regulation D fundraise on DealMaker due to inability to provide proof of accredited investor status will be eligible to receive Bonus Shares if they invest in this Offering. Each existing investor that invests in this offering will receive additional Bonus Shares equal to 20% of the number of shares purchased, rounded down to the nearest whole share.

(v)	Repeat Regulation A Investor. Individuals who make more than one investment in this Offering will be eligible to earn 10% Bonus Shares on any investment after their first investment.

(vi)	Webinar Perk. Individuals who attend one of the Company’s live investor webinars will be eligible for 5% Bonus Shares if they make an investment in this Offering.

The maximum amount of bonus shares a investor can make on a single investment in this Offering is 20%.

28

Investors in this offering are only eligible to receive all of the Bonus Share perks described above. Therefore, the most Bonus Shares any individual investor is eligible to receive is 20%.

Other Terms

DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide administrative and compliance related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services. Affiliates of Broker have also been engaged to provide technology services and marketing advisory services, specifically Novation Solutions Inc. O/A DealMaker and DealMaker Reach, LLC.

The aggregate compensation payable to the Broker and its affiliates are described below.

a.)	Administrative and Compliance Related Functions

Broker will provide administrative and compliance related functions in connection with this offering, including

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;
●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;
●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;
●	Providing a dedicated account manager;
●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
●	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;
●	Reviewing with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;
●	Providing white labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools
●	Reviewing with the Company on question customization for investor questionnaire;
●	Reviewing with the Company on selection of webhosting services;
●	Reviewing with the Company on completing template for the offering campaign page;
●	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;
●	Providing advice to the Company on preparation and completion of this Offering Circular;
●	Advising the Company on how to configure our website for the offering working with prospective investors;
●	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;
●	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and
●	Working with Company personnel and counsel in providing information to the extent necessary.

Such services will not include providing any investment advice or any investment recommendations to any investor.

29

For these services, we have agreed to pay Broker a cash commission equal to six and one-half percent (6.5%) of the amount raised in the Offering not to exceed $663,000, if fully subscribed and the total from the Investor Fee is included.

b.)	Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the Offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted using the online subscription processing platform of DealMaker through our website at invest.modemobile.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. DealMaker is providing the back-end technology to process investments on our invest.modemobile.com website through its integrated payment solutions. There is no escrow established for this offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For these services, we have agreed to pay DealMaker no compensation in relation to these services.

c.)	Marketing and Advisory Services

The Company has also engaged DealMaker Reach, LLC (“Reach”), an affiliate of Broker, for certain marketing advisory and consulting services, including some supplemental services on a case-by-case basis. Reach will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company’s capital raise marketing budget.

For these ongoing services, we have agreed to pay Reach compensation prior to the commencement of the Offering of $5,000 per month of accountable expenses up to a maximum of $15,000, which will be returned if not incurred. In addition, after the commencement of the Offering, $5,000 per month (not to exceed $45,000 in aggregate) while the Offering is ongoing.

For supplemental marketing services, Reach will receive as compensation a maximum of $300,000, which will be requested on a case-by-case basis as the Company requests for the placement of marketing advertisements.

For these services, we have agreed to pay Reach maximum compensation of $360,000.

The maximum compensation to be paid to Broker and affiliates is $1,023,000 (10.03%) of the Offering proceeds. There is no compensation to be paid on the issuance of the bonus shares.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

The Company will be responsible for payment processing fees. Upon each closing, funds tendered by investors will be made available to the Company and the selling stockholders for their use, as applicable.

In order to invest you will be required to subscribe to the offering via the Company’s website, invest.modemobile.com, integrating DealMaker’s technology and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Any investor that will be receiving Bonus Shares will also be required to subscribe to the offering via the Company’s website integrating DealMaker’s technology or via a separate electronic document signature technology employed by the Company. All investors that receive Bonus Shares will be required to agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

30

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

DealMaker Securities LLC (the “Broker”) has not investigated the desirability or advisability of investment in the Common Stock, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Broker is not distributing any Offering Circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

Investor Fee

Investors will be responsible for a 2.0% transaction fee applicable to the purchase amount paid by investors at the time of investment, which amounts to $20.00 for the minimum investment amount (the “Investor Fee”). Commissions are charged on the Investor Fee. This fee is not considered part of the cost basis of the subscribed Securities and will be remitted directly to the Company.

Selling Securityholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

DealMaker Transfer Agent will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. For both provisions, investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

31

FINANCIAL STATEMENTS

RAD Technologies, Inc.

Consolidated Financial Statements

December 31, 2023 and 2022

F-1

RAD Technologies, Inc.

Index to Consolidated Financial Statements

F-2

To the Board of Directors of

RAD Technologies, Inc.

Venice, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of RAD Technologies, Inc. and subsidiary (collectively, the “Company”) which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the results of its consolidated operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has not generated profits since inception and has sustained net losses of $5,452,951 and $5,000,187 for the years ended December 31, 2023 and 2022, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2023 and 2022. As of December 31, 2023, the Company had an accumulated deficit of $30,139,389 and cash of $354,783, relative to negative operating cash flows of $3,716,674 in 2023. The Company has a working capital deficit of $291,492 as of December 31, 2023, including a secured convertible note that is demandable in 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Other Matter – Restatement of Previously Issued Consolidated Financial Statements

The Company’s 2022 consolidated financial statements were previously audited by another auditor, which issued an unqualified opinion dated November 18, 2023. As part of our audit of the 2022 financial statements, we also audited the adjustments described in Note 6 that were applied to restate the previously issued 2022 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that is free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-3

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

August 9, 2024

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-4

RAD Technologies, Inc.

Consolidated Balance Sheets

	December 31,
	2023	2022
ASSETS		(Restated)
Current assets:
Cash and cash equivalents	$354,783	$203,240
Accounts receivable, net	266,675	23,750
Prepaid expenses and other current assets	36,667	33,416
Due from related parties	8,362	12,331
Deposits	37,794	36,895
Current assets of discontinued operations	-	106,482
Total current assets	704,281	426,104
Property and equipment, net	7,206	9,454
Intangible assets, net	3,148,923	4,365,245
Total assets	$3,860,410	$4,800,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$202,697	$133,049
Accrued expenses and other current liabilities	65,147	37,784
Deferred revenue	-	12,751
Accrued interest	181,964	38,964
Current portion, long-term debt	500,000	-
Current liabilities of discontinued operations	45,965	125,570
Total current liabilities	995,773	348,118
Long-term debt	-	500,000
Convertible notes at fair value, net of unamortized discount	426,606	354,314
Total liabilities	1,422,379	1,202,432

Commitments and contingencies

Stockholders’ equity:
Common stock, Class B, $0.0001 par value, 50,000,000 shares authorized, 6,030,303 and 0 shares issued and outstanding as of December 31, 2023 and 2022, respectively	603	-
Common stock, Class A, $0.0001 par value, 200,000,000 shares authorized, 98,415,337 and 82,597,480 shares issued and outstanding as of December 31, 2023 and 2022, respectively	9,842	8,260
Additional paid-in capital	32,352,652	27,697,455
Subscription receivable	(364,800)	-
Accumulated deficit	(30,139,389)	(24,686,438)
Accumulated other comprehensive income	579,124	579,094
Total stockholders’ equity	2,438,031	3,598,371
Total liabilities and stockholders’ equity	$3,860,410	$4,800,803

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-5

RAD Technologies Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended
	December 31,
	2023	2022
		(Restated)
Net revenues	$506,686	$406,824
Cost of net revenues	1,430,575	1,476,896
Gross profit/(loss)	(923,889)	(1,070,072)

Operating expenses:
General and administrative	2,781,788	2,059,615
Research and development	873,728	875,085
Sales and marketing	649,262	592,819
Total operating expenses	4,304,778	3,527,519

Loss from operations	(5,228,667)	(4,597,591)

Other income (expense), net:
Interest income	535	955
Other income	31,478	-
Gain on loan forgiveness	-	45,960
Change in fair value of convertible notes	-	(276,018)
Interest expense	(242,840)	(39,501)
Total other income (expense), net	(210,827)	(268,604)

Provision for income taxes	-	-
Loss from continuing operations	(5,439,494)	(4,866,195)
Loss from discontinued operations	(13,457)	(133,992)
Net loss	(5,452,951)	(5,000,187)
Other comprehensive income (loss)	30	(8,143)
Net comprehensive loss	$(5,452,921)	$(5,008,330)

Weighted average common shares outstanding - basic and diluted	93,762,136	76,095,291
Net loss per common share - basic and diluted	$(0.058)	$(0.064)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-6

RAD Technologies Inc.

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock				Additional			Accumulated Other	Total
	Class A		Class B		Paid-in	Subscription	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Income (Loss)	Equity
Balances at December 31, 2021 (restated)	70,320,023	$7,032	-	$-	$24,430,435	$-	$(19,686,251)	$587,237	$5,338,454
Issuance of common stock pursuant to Regulation CF, net of offering costs	12,076,957	1,208	-	-	1,950,686	-	-	-	1,951,894
Issuance of common stock for cash	200,500	20	-	-	31,725	-	-	-	31,745
Warrants issued with convertible notes	-	-	-	-	433,753	-	-	-	433,753
Stock based compensation	-	-	-	-	850,855	-	-	-	850,855
Currency translation adjustment	-	-	-	-	-	-	-	(8,143)	(8,143)
Net loss	-	-	-	-	-	-	(5,000,187)	-	(5,000,187)
Balances at December 31, 2022 (restated)	82,597,480	8,260	-	-	27,697,455	-	(24,686,438)	579,094	3,598,371
Issuance of common stock pursuant to Regulation CF, net of offering costs	14,915,592	1,492	6,030,303	603	4,147,042	(364,800)	-	-	3,784,336
Issuance of common stock for cash	902,265	90	-	-	164,910	-	-	-	165,000
Stock based compensation	-	-	-	-	343,245	-	-	-	343,245
Currency translation adjustment	-	-	-	-	-	-	-	30	30
Net loss	-	-	-	-	-	-	(5,452,951)	-	(5,452,951)
Balances at December 31, 2023	98,415,337	$9,842	6,030,303	$603	$32,352,652	$(364,800)	$(30,139,389)	$579,124	$2,438,031

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-7

RAD Technologies Inc.

Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2023	2022
		(Restated)
Cash flows from operating activities:
Net loss from continuing operations	$(5,439,494)	$(4,866,195)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation	2,938	2,162
Amortization	1,216,322	1,216,322
Amortization of debt discount	72,292	12,049
Bad debt expense	-	14,158
Change in fair value of convertible notes	-	276,018
Stock-based compensation	343,245	850,855
Gain on loan forgiveness	-	(45,960)
Changes in operating assets and liabilities:
Accounts receivable	(242,924)	191,450
Prepaid expenses and other current assets	(3,251)	(26,816)
Accounts payable	69,647	80,204
Accrued interest	143,000	18,750
Deferred revenue	(12,751)	10,126
Accrued expenses and other current liabilities	27,363	5,142
Net cash used in operating activities from continuing operations	(3,823,613)	(2,261,735)
Net cash provided by (used in) operating activities from discontinued operations	106,939	(234,144)
Net cash used in operating activities	(3,716,674)	(2,495,879)
Cash flows from financing activities:
Proceeds from convertible notes	-	500,000
Repayments of loan payable	-	(60,639)
Advances from (repayments to) related parties	3,970	(81,910)
Issuance of common stock, net of offering costs	3,784,336	1,951,894
Collection of subscription receivable	9,990	-
Issuance of common stock for cash	165,000	21,755
Net cash provided by financing activities from continuing operations	3,963,296	2,331,100
Net cash provided (used in) by financing activities from discontinued operations	(93,519)	93,334
Net cash provided by financing activities	3,869,777	2,424,434
Net change in cash and cash equivalents	153,103	(71,445)
Effect of exchange rate on cash	(1,560)	(5,204)
Cash and cash equivalents at beginning of year	203,240	279,889
Cash and cash equivalents at end of year	$354,783	$203,240

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$27,548	$8,702

Supplemental disclosure of non-cash investing and financing activities:
Subscription receivable	$364,800	$9,990
Warrants issued with convertible notes	$-	$433,753

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-8

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

1.	NATURE OF OPERATIONS

RAD Technologies Inc. (the “Company” or “RAD”) is a Delaware corporation formed on July 6, 2018. The Company provides a content artificial intelligence (“AI”) technology solution to digital marketing teams at various enterprises which aims to improve the performance of their articles, advertisements, emails, and product descriptions.

On June 28, 2021, the Company formed a wholly-owned subsidiary, RAD Canada Inc. (“RAD Canada”) in the Province of Ontario, Canada. On August 5, 2021, RAD Canada entered into an Asset Purchase Agreement (“Agreement” or “Merger”) with Atomic Reach, Inc. (“Atomic Reach” or “AR”) whereby Atomic Reach agreed to sell, convey, assign, transfer and deliver to RAD substantially all of the assets, property and undertaking of and relating to the AR business, on the terms and conditions of the Agreement. The AR business is comprised of the development and commercialization of artificial intelligence software and services for producing, editing and optimizing the performance of electronic written content including marketing content such as emails, blogs, landing pages, articles, internet ads, product and service descriptions and similar content. See Note 3 for further detail.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise a substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception and has sustained net losses of $5,452,951 and $5,000,187 for the years ended December 31, 2023 and 2022, respectively, and has incurred negative cash flows from operations for the years then ended. As of December 31, 2023, the Company had an accumulated deficit of $30,139,389 and had limited liquid assets to satisfy its obligations as they come due with $354,783 of cash and a working capital deficit of $291,492 as of December 31, 2023. Furthermore, the Company has a $500,000 secured convertible note which is demandable in 2024. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

F-9

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, operating results, and ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from these uncertainties.

3.	Reverse MERGER ACCOUNTING

In August 2021, the Company entered into an agreement with Atomic Reach, a content AI technology company based in Toronto to combine the business and operations of both companies. The transaction was structured as a business combination of Atomic Reach’s assets by RAD Canada Inc. (“Buyer”) in exchange for newly issued 37,521,716 shares of RAD, followed by distribution of such shares by way of a return of capital to AR shareholders in redemption of their AR shares.

The business combination was accounted for as a reverse recapitalization in accordance with GAAP as Atomic Reach has been determined to be the accounting acquirer, primarily due to the fact that Atomic Reach stockholders control the post-combination Company. Under this method of accounting, while RAD is the legal acquirer, it is treated as the “acquired” company for financial reporting purposes.

The net assets of RAD was stated at historical cost, with no goodwill or other intangible assets recorded. The historical financial statements of Atomic Reach for periods prior to the consummation of the merger reflect only the operations and financial condition of Atomic Reach. Subsequent to the consummation of the merger, the financial statements of Atomic Reach will include the combined operations and financial condition of Atomic Reach, RAD and RAD Canada operations.

4.	summary of SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company has adopted the calendar year as its basis of reporting.

F-10

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

Basis of Consolidation

The consolidated financial statements include the assets, liabilities and the results of operations and cash flows of Atomic Reach, RAD and RAD Canada, Inc.. Intercompany balances, and income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

Concentrations of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. As of December 31, 2023 and 2022, the Company’s cash and cash equivalents exceeded the FDIC insured limits by $4,648 and $0, respectively.

Accounts Receivable

Accounts receivable are recorded at a net realizable value or the amount that the Company expects to collect on gross customer trade receivables. The Company estimates losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of December 31, 2023 and 2022, the Company determined that no reserve allocation was necessary and that there is no significant risk that material uncollectible accounts existed. The Company written off $0 and $14,500 of accounts receivable for the years ended December 31, 2023 and 2022, respectively.

F-11

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

Subscriptions Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a stock subscription receivable as an asset on a balance sheet. When stock subscription receivables are not received prior to the issuance of consolidated financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the stock subscription receivable is reclassified as a contra account to stockholders’ equity on the consolidated balance sheet. As of December 31, 2023 and 2022, subscription receivable was $364,800, presented as a contra account to stockholder’s equity, and $9,990, presented as current asset, respectively.

Deposits

As of December 31, 2023 and 2022, the Company held $37,794 and $36,895 as collateral for credit card, respectively.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and impairments. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated useful lives for property and equipment consist of furniture and computers and straight-line depreciation is based on a useful life of 3-5 years.

Acquisitions, Goodwill and Other Intangible Assets

The Company allocates the cost of an acquired business to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess value of the cost of an acquired business over the estimated fair value of the assets acquired and liabilities assumed is recognized as goodwill. The Company uses a variety of information sources to determine the value of acquired assets and liabilities, including identifiable intangibles.

Intangible Assets

Intangible assets are stated at their historical cost less accumulated amortization and impairment. Intangible items acquired must be recognized as assets separately from goodwill if they meet the definition of an asset, are either separable or arise from contractual or other legal rights, and their fair value can be measured reliably. The Company’s intangible assets consistent of developed technology pursuant to the Atomic Reach merger. The estimated useful life for the technology is 5 years, which is amortized on a straight-line basis.

F-12

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

Impairment of Long-lived Assets

Long-lived assets, such as property, equipment, and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company looks for indicators of a trigger event for asset impairment and pays special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are reviewed using factors including, but not limited to, future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

As of December 31, 2023 and 2022, there was no impairment for long-lived assets.

Convertible Instruments

The Company’s convertible note (see Note 9) is valued using the fair value option under ASU 2020-06. The primary reason for electing the fair value option is for simplification of accounting for the convertible note at fair value in its entirety versus bifurcation of the embedded derivatives.

The significant inputs to the valuation of the convertible note at fair value are Level 3 inputs since they are not observable directly. The fair value was determined using the intrinsic value of the notes using the fair value of the underlying common stock price at $0.18 per share and the determined conversion price of $0.18 derived from a 20% discount on the Company’s Regulation CF offering at $0.18 per share.

F-13

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

Related Party Transactions

The Company follows FASB Accounting Standards Codification (“ASC”) subtopic 850-10, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions. Pursuant to ASC 850, related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Foreign Currency Translation

The Company’s consolidated financial statements are presented in US Dollar, which is also the functional currency of RAD Technologies, Inc. For each entity, functional currency is determined and items included in their separate financial statements are measured using that functional currency. All assets and liabilities are translated into U.S. Dollars at the balance sheet date, stockholders’ equity, property and equipment and intangible assets are translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are reported as a separate component of consolidated stockholders’ equity, captioned as accumulated other comprehensive income (loss). Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations as foreign currency exchange variance.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. During the years ended December 31, 2023 and 2022, the Company’s only element of other comprehensive income was gains and losses from foreign currency translations.

F-14

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

Income Taxes

RAD is a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken, or expected to be taken, in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.

Revenue Recognition

The Company recognizes revenues in accordance with FASB ASC 606, Revenue from Contracts with Customers. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Revenue is recognized when performance obligations under the terms of a contract with a customer are satisfied and the promised services have been transferred to the customer.

F-15

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

The Company derives its revenues from campaign-based influencer marketing and recurring subscription fees for having access to our AI platform. With respect to campaign-based influencer marketing, customers engage with the Company by confirming a total budget amount they have dedicated for a specific campaign. The Company then executes the influencer campaign deliverables while taking into consideration budget, margin and customer expectations. On the other hand, when customers engage the Company to access the AI platform, they are paying to have access to the AI platform for content ranking, optimization and recommendation tools. These tools typically improve content strategy, email programs, blogs and website copy.

The Company recognizes revenue from its marketing campaigns (channel fees) over time throughout the term of the agreed upon campaign, which is a measure of the Company’s progress. The Company recognizes subscription fees (licensing fees) over time throughout the term of the customer contract.

Revenue by source consisted of the following for the years ended December 31, 2023 and 2022:

	Year Ended
	December 31,
	2023	2022
Channel fees	$506,492	$385,824
Licensing fees	194	21,000
Net revenues	$506,686	$406,824

Contract Balances

The Company invoices customers based upon contractual billing schedules, and accounts receivable are recorded when the right to consideration becomes unconditional. Contract liabilities represent prepayments received in advance of performance obligations met.

The following table summarizes the accounts receivable balance as of December 31, 2023 and 2022.

	Year Ended
	December 31,
	2023	2022
Beginning balance	$23,750	$229,359
New invoices issued	506,686	406,824
Bad debt	-	(14,158)
Payments received	(263,761)	(598,275)
Ending balance	$266,675	$23,750

As of December 31, 2023 and 2022, the Company has deferred revenue of $0 and $12,751, respectively.

F-16

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

Cost of Net Revenue

Cost of revenue for marketing campaigns represent direct payouts to recipients who have earned the monies and/or have incurred direct expenses associated with events held. Cost of revenue also includes fees paid to talent, influencer procurement, and other direct costs of servicing the campaign including contract labor. Cost of revenue for subscription feeds include technology hosting fees. Lastly, cost of revenue includes amortization of the Company’s intangible assets pertaining to developed technology.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses for the years ended December 31, 2023 and 2022, amounted to $359,533 and $247,254, respectively, which is included in sales and marketing expenses.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved. The Company classifies stock-based compensation expense in its consolidated statement of operations in the same manner in which the award recipient’s costs are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company was a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Forfeitures are recognized as they occur. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions.

F-17

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2023 and 2022, diluted net loss per share is the same as basic net loss per share. Potentially dilutive items included the following:

	Year Ended
	December 31,
	2023	2022
Options	41,851,755	23,766,059
Warrants	22,556,136	22,556,136
Convertible notes	2,705,774	2,705,774
Total potentially dilutive shares	67,113,665	49,027,969

As of December 31, 2023 and 2022, there was an estimated number of 2,705,774 dilutive shares based on the terms of the Company’s outstanding convertible note (see Note 9).

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2023 and 2022, there were no deferred offering costs.

F-18

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term nature of such instruments).

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The carrying values of the Company’s accounts receivable, accounts payable and accrued expenses and other current liabilities approximate their fair values due to the short maturity of these instruments.

The Company’s convertible note recorded is a Level 3 liability. The liability is valued using a fair value method.

The Company’s convertible note (see Note 9) is valued using the fair value option under ASU 2020-06. The primary reason for electing the fair value option is for simplification of accounting for the convertible note at fair value in its entirety versus bifurcation of the embedded derivatives. The significant inputs to the valuation of the convertible note at fair value are Level 3 inputs since they are not observable directly. The fair value was determined using the intrinsic value of the notes using the fair value of the underlying common stock price at $0.18 per share and the determined conversion price of $0.18 derived from a 20% discount on the Company’s Regulation CF offering at $0.18 per share.

F-19

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:

	Fair Value Measurements as of December 31, 2023 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes	$-	$-	$426,606	$426,606
	$-	$-	$426,606	$426,606

	Fair Value Measurements as of December 31, 2022 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes	$-	$-	$354,314	$354,314
	$-	$-	$354,314	$354,314

The following table presents the activity of the convertible note:

Convertible
Notes
Balance, December 31, 2021	$-
Issuance of convertible notes	500,000
Change in fair value	276,018
Debt discount	(433,753)
Amortization of debt discount	12,049
Balance, December 31, 2022	354,314
Amortization of debt discount	72,292
Balance, December 31, 2023	$426,606

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company adopted ASU 2020-06 on January 1, 2022.

F-20

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

As of December 31, 2023 and 2022, the fair value of the convertible notes was $776,018. The carrying amount of outstanding convertible notes, net of unamortized discount was $426,606 and $354,314 as of December 31, 2023 and 2022, respectively.

Recently Issued and Adopted Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our consolidated financial statements.

Lease Accounting

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard introduces a new lessee model that brings substantially all leases onto the balance sheets. The amendments in the ASU are effective for fiscal years beginning after December 15, 2021.

The Company adopted the standard effective January 1, 2022, using the modified retrospective adoption method which allowed us to initially apply the new standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of accumulated deficit. The lease agreement is short-term in nature.

As of December 31, 2023, the Company was not a party to a lease requiring adoption of Topic 842.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). This amendment requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and forward-looking estimates. ASC 326 was adopted by the Company effective January 1, 2023. The adoption of ASC 326 did not have a material impact on the Company’s consolidated financial statements or disclosures.

F-21

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company adopted ASU 2020-06 on January 1, 2022 and it did not have any effect on the consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

5. ATOMIC REACH AGREeMENT

The Company evaluated the Atomic Reach asset purchase agreement pursuant to ASC 805 and ASU 2017-01, Topic 805, Business Combinations. The Company first determined that both RAD and Atomic Reach met the definition of business as they each included inputs and a substantive process that together significantly contribute to the ability to create outputs.

Management next evaluated whether the Agreement should be accounted as a reverse acquisition, whereby the legal acquirer (RAD) is identified as the acquiree for accounting purposes and the entity (Atomic Reach) whose equity interests are acquired (legal acquiree) is the acquirer for accounting purposes. The Company determined that Atomic Reach was the accounting acquirer via ASC 810-10-55 as the Atomic Reach shareholders retained relative voting rights and the majority composition of the governing body after the consummation of the merger. Consequently, Atomic Reach applied acquisition accounting to the assets and liabilities of RAD that were acquired or assumed upon the consummation of the merger. The historical financial statements of Atomic Reach for periods ended prior to the consummation of the merger will reflect only the operations and financial condition of Atomic Reach. Subsequent to the consummation of the merger, the financial statements of Atomic Reach will include the combined operations and financial condition of Atomic Reach, RAD and RAD Canada.

F-22

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

The legal acquirer, RAD, was the surviving legal entity and continues to issue financial statements. Although the surviving legal entity may continue, the financial reporting will reflect the accounting from the perspective of the accounting acquirer, except for the legal capital, which is retroactively adjusted to reflect the capital of the legal acquirer (accounting acquiree) in accordance with 805-40-45-1.

The acquisition method of accounting requires, among other things, that the assets acquired, and liabilities assumed in a business combination be measured at their estimated respective fair values as of the closing date of the acquisition. Intangible assets recognized in connection with this transaction represent primarily the potential economic benefits that the Company believes may arise from the acquisition as the primary element of the purchase was the developed technology.

On August 5, 2021, the Company issued 37,521,716 shares of common stock pursuant to the asset purchase agreement

Total fair value of the preliminary purchase price consideration as of August 5, 2021 was determined in accordance with ASC 805-40-55 as follows:

Number of shares owned by RAD of newly combined entity	32,505,558
Fair value of RAD’s shares	$0.12
Purchase price consideration	$3,900,667

Purchase Price Allocation

The Company has made a allocation of the purchase price in regard to the acquisition related to the assets acquired and the liabilities assumed as of the purchase date.

F-23

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

The following table summarizes the preliminary purchase price allocation:

Cash and cash equivalents	$286,343
Accounts receivable, net	53,854
Due from shareholders	50,676
Property and equipment, net	17,303
Accounts payable	(81,971)
Accrued expenses and other current liabilities	(8,317)
Current portion, long-term debt	(1,227,097)
Simple agreement for future equity (SAFE)	(1,010,796)
Long-term debt	(250,000)
Long-term accrued interest	(10,938)
Net assets of RAD (accounting acquiree)	$(2,180,943)

Intangible assets of $6,081,610 acquired pursuant to the merger were identified as developed technology, which will be amortized over a useful life of five years.

Discontinued Operations

In accordance with the provisions of ASC 205-20, the Company has excluded the results of discontinued operations from its results of continuing operations in the accompanying consolidated statements of operations for the years ended December 31, 2023 and 2022. The results of the discontinued operations for the years ended December 31, 2023 and 2022 consist of the following:

	Atomic Reach, Inc.
	Year Ended
	December 31,
	2023	2022
Net revenues	$92,662	$5,277

Operating expenses:
General and administrative	105,901	102,655
Research and development	133	16,822
Sales and marketing	85	19,791
Total operating expenses	106,119	139,269
Operating income	(13,457)	(133,992)

Net loss on discontinued operations	$(13,457)	$(133,992)

F-24

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

The following table presents the aggregate carrying amounts of the classes of assets and liabilities of discontinued operations as of December 31, 2023 and 2022:

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$-	$106,482
Current assets of discontinued operations	$-	$106,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,995	$7,805
Accrued expenses and other current liabilities	20,286	7,812
Due to shareholders	17,684	17,715
Loan payable, related party	-	92,238
Current liabilities of discontinued operations	$45,965	$125,570

The following table shows the results of cash flows of the business reported as discontinued operations for the periods ended December 31, 2023 and 2022:

	Year Ended
	December 31,
	2023	2022

Cash flows from operating activities of discontinued operations:
Net loss	$(13,457)	$(133,992)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Due to shareholders	(31)	(1,096)
Accounts payable	190	(1,525)
Accrued expenses and other current liabilities	12,473	(495)
Changes in current assets	107,764	(97,036)
Net cash provided by (used in) operating activities of discontinued operations	$106,939	$(234,144)
Cash flows from financing activities of discontinued operations:
Loan payable, related party	$(93,519)	$93,334
Net cash provided by (used in) financing activities of discontinued operations	$(93,519)	$93,334

F-25

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

6. restatement

The Company discovered pervasive issues with its accounting and financial reporting practices during the course of the preparation and audit of these consolidated financial statements. The Company restated its previously reported consolidated financial statements for the year ended December 31, 2022 and all related disclosures due to these issues. The following are comparisons of the previously reported consolidated financial statements and the restated consolidated financial statements:

The following summarizes the changes made to the December 31, 2022 consolidated balance sheet.

	As Reported	Adjustment	As Restated
Current assets of discontinued operations	$-	$106,482	$106,482
Current liabilities of discontinued operations	$-	$125,570	$125,570
Cash and cash equivalents	$203,235	$5	$203,240
Accounts receivable, net	$49,917	$(26,167)	$23,750
Prepaid expenses and other current assets	$63,364	$(29,948)	$33,416
Due from affiliate parties	$87,513	$(87,513)	$-
Due from shareholders	$38,134	$(25,803)	$12,331
Deposits	$-	$36,895	$36,895
Subscription receivable	$-	$9,990	$9,990
Property and equipment, net	$21,410	$(11,956)	$9,454
Intangible assets, net	$4,153,317	$211,928	$4,365,245
Investments	$36,889	$(36,889)	$-
Total assets	$4,653,779	$147,024	$4,800,803
Accounts payable	$111,132	$21,917	$133,049
Accrued expenses and other current liabilities	$41,634	$(3,850)	$37,784
Deferred revenue	$-	$12,751	$12,751
Accrued interest	$39,062	$(98)	$38,964
Convertible notes	$625,000	$(270,686)	$354,314
Total liabilities	$1,316,828	$(114,396)	$1,202,432
Common stock Class A	$7,086	$1,174	$8,260
Additional paid-in capital	$10,255,763	$17,441,692	$27,697,455
Accumulated deficit	$(6,402,695)	$(18,283,743)	$(24,686,438)
Accumulated other comprehensive income	$(523,203)	$1,102,297	$579,094
Total stockholders’ equity	$3,336,951	$261,420	$3,598,371

The following summarizes the changes made to the December 31, 2022 consolidated statement of operations and comprehensive loss.

	As Reported	Adjustment	As Restated
Net revenues	$446,498	$(39,674)	$406,824
Cost of net revenues	$318,615	$1,158,281	$1,476,896
Gross profit	$127,883	$(1,197,955)	$(1,070,072)
General and administrative	$3,384,276	$(1,324,661)	$2,059,615
Research and development	$184,518	$690,567	$875,085
Sales and marketing	$275,597	$317,222	$592,819
Total operating expenses	$3,844,411	$(316,892)	$3,527,519
Loss from operations	$(3,716,528)	$(881,063)	$(4,597,591)
Interest income	$959	$(4)	$955
Change in fair value of convertible notes	$(125,000)	$(151,018)	$(276,018)
Gain on loan forgiveness	$-	$45,960	$45,960
Interest expense	$(38,502)	$(999)	$(39,501)
Foreign exchange gains (losses)	$1,680	$(1,680)	$-
Net loss	$(3,877,391)	$(1,122,796)	$(5,000,187)
Other comprehensive loss	$-	$(8,143)	$(8,143)

F-26

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

The following table summarizes the changes made to the December 31, 2022 consolidated statement of cash flows.

	As Reported	Adjustment	As Restated
Net cash provided (used in) by operating activities from continuing operations	$(2,823,150)	$561,415	$(2,261,735)
Net cash provided (used in) by operating activities from discontinued operations	$-	$(234,144)	$(234,144)
Net cash provided (used in) by investing activities from continuing operations	$(13,600)	$13,600	$-
Net cash provided (used in) by financing activities from continuing operations	$3,315,522	$(984,422)	$2,331,100
Net cash provided (used in) by financing activities from discontinued operations	$-	$93,334	$93,334

7. PROPERTY AND EQUIPMENT

As of December 31, 2023 and 2022, property and equipment consist of:

	December 31,
	2023	2022
Furniture and equipment	$12,973	$12,973
Computer equipment	765	765
	13,738	13,738
Less: Accumulated depreciation	(6,532)	(4,284)
Property and equipment, net	$7,206	$9,454

Depreciation expense for the years ended December 31, 2023 and 2022 were $2,938 and $2,162, respectively.

8. intangible assets

As of December 31, 2023 and 2022, intangible assets consist of:

	December 31,
	2023	2022
Developed technology	$6,081,610	$6,081,610
Less: Accumulated amortization	(2,932,688)	(1,716,366)
Intangible assets, net	$3,148,923	$4,365,245

Amortization expense for intangible assets for the years ended December 31, 2023 and 2022, were $1,216,322 and $1,216,322, respectively.

F-27

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

9. Debt

Economic Injury Disaster (EIDL) loan

The Company obtained an Economic Injury Disaster (EIDL) loan for $250,000 on April 10, 2020, and on August 16, 2021 the Company obtained a second loan in the amount of $250,000.

The EIDL is a low interest, fixed-rate, long term loan obtained directly from the U.S. Small Business administration (SBA) to help overcome the effects of the pandemic by providing working capital to meet operating expenses. The loan bears interest at a rate of 3.75% per annum and matures 30 years from the date of the loan. Moreover, the loan is secured by the assets of the Company. As of December 31, 2023 and 2022, the principal outstanding of the loan was $500,000. During the year ended December 31, 2023, the Company made payment of $25,750 of accrued interest. Accrued interest on the loan as of December 31, 2023 and 2022, amounted to $31,964 and $38,964. Interest expense for the years ended December 31, 2023 and 2022 was $18,750 and $18,750, respectively.

Convertible Notes

The Company entered into a $500,000 (“Principal Amount”) convertible note (“Note”) with a related party (“Holder”) on October 17, 2022 (“Issuance Date”). Unless earlier retired or converted into Conversion Shares (as defined below), the outstanding balance of this Note will be due and payable by the Company at any time on or after October 16, 2028 (the “Maturity Date”) at the Company’s election or upon demand by the Holder. The note is secured by all assets of the Company.

The Company may satisfy this Note in full by repaying the Principal Amount at any time within 12 months from the Date of Issuance; by repaying 130% of the Principal Amount at any time after 12 months from the Date of Issuance and prior to 24 months from the Date of Issuance: by repaying 160% of the Principal Amount at any time after 24 months from the Date of Issuance and prior to 36 months from the Date of Issuance; or, by repaying 200% of the Principal Amount at any time after 36 months from the Date of Issuance. The Holder may accelerate the payment of this Note at any time after 24 months from the Date of Issuance and require the Company satisfy the Note in full by repaying the Principal Amount. The repayment amount effective as of December 31, 2023 and 2022 was $650,000 and $500,000, respectively. During the year ended December 31, 2023, the Company incurred $150,000 in connection with this Note, all of which was accrued at December 31, 2023.

At any time on or after the date of issuance, at the election of the Holder, the Note will convert into that number of Common Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing the outstanding principal balance of this note on the date of such conversion by the applicable Conversion Price. Conversion Price means (rounded to the nearest 1/10th of one cent) the lower of: (i) the product of 100% less the discount of 20% and (y) the lowest per share purchase price of the equity securities issued in the next equity financing; and (ii) the lowest per share purchase price of the equity securities issued in the Crowd Funding Financing. Crowd Funding Financing means the sale (or series of related sales) by the Company of its equity securities through the WeFunder crowd funding platform which was launched in 2022.

F-28

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

In connection with the convertible notes, the Company granted an aggregate of 19,850,818 warrants to the holder with an exercise price of $0.18 per share. The fair value of the relative debt warrants was $433,753, which was recognized as a debt discount and being amortized to interest expense over the life of the notes. During the years ended December 31, 2023 and 2022, amortization of debt discount was $72,292 and $12,049, respectively. As of December 31, 2023 and 2022, convertible note payable, net of unamortized discount of $349,412 and $421,704, was $426,606 and $354,314, all respectively, for the Note.

In the event any amounts remain outstanding on this Note after 12 months following the Date of Issuance, Holder, at its sole discretion, may require Company to seek the sale, merger, or disposition of the Company and/or its assets.

The fair value of the convertible note was $776,018 as of December 31, 2023 and 2022.

10. CAPITALIZATION and equity transactions

Common Stock

The Company is authorized to issue 200,000,000 shares of Class A common stock at a par value of $0.0001 and 50,000,000 shares of Class B non-voting common stock at a par value of $0.0001. The Class A and Class B common stock are identical except with respect to voting rights, to which Class B common stockholders do not have voting rights.

Stock Transactions

During the year ended December 31, 2022, the Company issued 12,076,957 shares of Class A common stock pursuant to Regulation CF for aggregate proceeds of $1,951,894, net of offering costs.

During the year ended December 31, 2022, the Company issued 200,500 shares of Class A common stock for aggregate proceeds of $31,745 in cash. As of December 31, 2022, subscription receivable was $9,990, which was collected in 2023.

During the year ended December 31, 2023, the Company issued 14,915,592 shares of Class A common stock and 4,740,409 shares of Class B common stock pursuant to Regulation CF for aggregate proceeds of $2,659,336 and $1,125,000, net of offering costs, respectively. During the year ended December 31, 2023, the Company issued 1,289,894 shares of Class B common stock pursuant to Regulation CF for aggregate subscribed amount of $364,800 recorded in subscription receivable.

F-29

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

During the year ended December 31, 2023, the Company issued 902,265 shares of Class A common stock for aggregate proceeds of $165,000 in cash.

As of December 31, 2023 and 2022, there were 98,415,337 and 82,597,480 shares of Class A common stock issued and outstanding, respectively.

As of December 31, 2023, there were 6,030,303 shares of Class B common stock issued and outstanding.

11. WARRANTS

In connection with the October 2022 convertible notes (see Note 9), the Company issued 19,850,818 warrants to purchase common stock. The warrants have an exercise price of $0.18 per share, are immediately exercisable and have a term of 10 years. The fair value of the relative warrants was $433,753, which was recognized as a debt discount and being amortized to interest expense over the life of the convertible notes.

A summary of information related to warrants is as follows:

	Warrants	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2021	2,705,318	$0.21	$126,692
Granted	19,850,818	0.18
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2022	22,556,136	0.19	$203,608
Granted	-	-
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2023	22,556,136	$0.19	$237,699

Exercisable as of December 31, 2023	22,556,136	$0.19	$237,699
Exercisable as of December 31, 2022	22,556,136	$0.19	$203,608

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of warrants granted:

	Year Ended
	December 31,
	2023	2022
Risk-free interest rate	n/a	4.24%
Expected term (in years)	n/a	5.00
Expected volatility	n/a	70%
Expected dividend yield	n/a	0%

12. Equity Incentive Plan

The Company’s Board of Directors adopted an Equity Incentive Plan in 2022 (the “Plan”), to attract, incentivize and retain employees, outside directors and consultants through the grant of Awards. Options granted under the Plan may be ISOs (Incentive Stock Options) intended to qualify under Code Section 422 or NSOs (Non-statutory Stock Options) or Restricted stock and only Employees are eligible for the grant of ISOs. The Plan is effective for a term of ten years from the date of its adoption. The maximum aggregate number of shares that may be issued under the plan is 44,897,910 shares of common stock. As of December 31, 2023, there were 3,046,155 of options available for issuance.

To the extent that the aggregate fair market value of shares with respect to which options designated as incentive stock options are exercisable for the first time by any optionee during any calendar year (under all plans of the Company or any parent or subsidiary) exceeds $100,000, such excess options will be treated as non-statutory stock options.

F-30

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

The term of each option cannot be no more than 10 years from the date of grant or such shorter term as may be provided in the option agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a ten percent holder, the term of the option shall be 5 years from the date of grant thereof or such shorter term as may be provided in the option agreement.

A summary of information related to stock options is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2021	21,067,814	$0.12	$11,850
Granted	2,698,245	0.18
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2022	23,766,059	0.13	$1,398,796
Granted	18,085,696	0.20
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2023	41,851,755	$0.16	$1,458,006

Exercisable as of December 31, 2023	21,882,211	$0.13	$1,430,667
Exercisable as of December 31, 2022	20,307,361	$0.12	$1,344,574

	December 31,
	2023	2022
Weighted average grant-date fair value of options granted during year	$0.13	$0.12
Weighted average duration (years) to expiration of outstanding options at year-end	8.46	8.52

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to employees and directors:

	Year Ended
	December 31,
	2023	2022
Risk-free interest rate	3.47% - 4.71%	2.93% - 4.31%
Expected term (in years)	6.27	6.02 - 6.27
Expected volatility	70%	70%
Expected dividend yield	0%	0%

The total grant-date fair value of the options granted during the years ended December 31, 2023 and 2022 was $2,360,227 and $328,248, respectively. Stock-based compensation expense for stock options of $343,245 and $850,855, was recognized under FASB ASC 718 for the years ended December 31, 2023 and 2022, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $2,390,667 as of December 31, 2023 and will be recognized over a weighted average period of 3.58 years as of December 31, 2023.

F-31

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

Classification

Stock-based compensation expense for stock options was classified in the consolidated statements of operations as follows:

	Year Ended
	December 31,
	2023	2022
General and administrative	$343,245	$729,657
Research and development	-	82,426
Sales and marketing	-	38,772
	$343,245	$850,855

13. related party TRANSACTIONS

Due to from Related Parties

As of December 31, 2023 and 2022, the Company had $8,632 and $12,331, respectively, in amounts due from officers. The amounts are unsecured, non-interest bearing and due on demand.

Convertible Note

On October 7, 2022, the Company issued a convertible note in the amount of $500,000 to an existing major shareholder. See Note 9 for further detail.

F-32

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

14. Income Taxes

The provision for income taxes for the years ended December 31, 2023 and 2022 consists of the following:

December 31,
	2023	2022
Current	$-	$-
Deferred	-	-
Provision for income taxes	$-	$-

A reconciliation of the U.S federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2023 and 2022 is as follows:

	December 31,
	2023	2022
U.S federal statutory income tax	21.00%	21.00%
State tax rate, net of federal benefit	6.98%	6.98%
Nondeductible expenses	(2.67)%	(7.81)%
Nontaxable income	-	0.31%
Change in valuation allowance	(25.32)%	(20.49)%
Effective tax rate	-	-

Significant components of the Company’s deferred tax assets as of December 31, 2023 and 2022 are as follows:

	December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryover	$4,179,842	$3,325,610
Depreciation and amortization	36,252	123,887
Deferred tax assets	4,216,094	3,449,497
Valuation allowance	(4,216,094)	(3,449,497)
Net deferred tax assets	$-	$-

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the Company has determined that it is more likely than not that the Company will not recognize the benefits of the federal and state net deferred tax assets, and, as a result, full valuation allowance has been set against its net deferred tax assets as of December 31, 2023 and 2022. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased.

F-33

RAD Technologies Inc.

Notes to the Consolidated Financial Statements

As Of And For The Years Ended December 31, 2023 and 2022

For the fiscal years ending December 31, 2023 and 2022, the Company had US cumulative net operating loss (“NOL”) carryforwards of approximately $3.96 million and $2.18 million, and Cannada NOL of approximately $18.11 million and $20.48 million, all respectively. Utilization of some of NOL carryforwards to reduce future income taxes will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards. The US NOL carryforward is subject to an 80% limitation on taxable income, does not expire, and will carry on indefinitely. The Canada NOL expires after 20 years.

The Company recognizes the impact of a tax position in the financial statements if that position is more likely than not to be sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position. As of December 31, 2023, the Company had no unrecognized tax benefits.

The Company recognizes interest and penalties related to income tax matters in income tax expense. As of December 31, 2023, the Company had no accrued interest and penalties related to uncertain tax positions.

As of each reporting date, the Company considers new evidence, both positive and negative, that could impact its view with regard to future realization of available deferred tax assets. As of the year ended December 31, 2023, the Company did not recognize an income tax benefit for any of its deferred tax assets, primarily related to net operating loss carry forwards, because the Company determined that sufficient negative evidence continued to exist to conclude it was uncertain that the Company would have sufficient future taxable income to utilize its deferred tax assets.

The Company is currently arrears on its income tax returns, and may be subject to interest and penalties.

15. Commitments and Contingencies

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2023, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

16. subsequent events

The Company has evaluated subsequent events for the period from December 31, 2023, through August 9, 2024, which is the date the consolidated financial statements were available to be issued.

In 2024, the Company completed a financing round pursuant to Regulation CF, issuing 10,580,538 shares of Class B Common Stock, representing $3,379,759 in gross proceeds.

In 2024, the Company completed a financing round pursuant to rule 506(c) of Regulation D, issuing 1,747,112 shares of Class A Common Stock, representing $593,310 in gross proceeds.

There have been no other events or transactions during this time which would have a material effect on these financial statements.

F-34

INDEX TO EXHIBITS

1	Placement Agreement with DealMaker Securities

2.1	Amended Certificate of Incorporation of RAD Technologies, Inc.

2.2	Bylaws of RAD Technologies, Inc.

3	Stockholders’ Agreement of RAD Technologies, Inc.

4.1	Form of Subscription Agreement

6.1	Convertible Promissory Note with Joseph Freedman

6.2	Partnership Agreement with Omnicom

6.3	Partnership Agreement with Hasbro

6.4	Partnership Agreement with Adobe

11.1	Consent of Independent Auditor

12.1	Opinion of counsel as to the legality of the securities

32

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on September 27, 2024.

RAD Technologies, Inc.

By	/s/ Jeremy Barnett
Jeremy Barnett, Chief Executive Officer
RAD Technologies, Inc.
Date:	September 27, 2024

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ Jeremy Barnett
Jeremy Barnett, Director, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer
RAD Technologies, Inc.
Date:	September 27, 2024

By	/s/ Bradley Silver
Bradley Silver, Director RAD Technologies, Inc.
Date:	September 27, 2024

By	/s/ Joseph Freedman
Joseph Freedman, Director RAD Technologies, Inc.
Date:	September 27, 2024

By	/s/ Orin Litman
Orin Litman, Director RAD Technologies, Inc.
Date:	September 27, 2024

By	/s/ Aaron Kuntz
Aaron Kuntz, Director RAD Technologies, Inc.
Date:	September 27, 2024

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